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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM SB-2/A



            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 1 )


                                 ALPHACOM, INC.
--------------------------------------------------------------------------------
              (Exact name of small business issuer in its charter)


        NEVADA                        7372                     34-1868605
--------------------------------------------------------------------------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


1035 ROSEMARY BOULEVARD, AKRON, OHIO 44306            (330) 785-5555
--------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)


                   1035 ROSEMARY BOULEVARD, AKRON, OHIO 44306
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


ROBERT SNYDER, 1035 ROSEMARY BOULEVARD, AKRON, OHIO 44306     (330) 785-5555
--------------------------------------------------------------------------------
           (Name, Address and telephone number of agent for service)
                                   COPIES TO:
MILES GARNETT, ESQ., 66 WAYNE AVENUE, ATLANTIC BEACH, NY 11509  (516) 371-4598


Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.




If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  -----------------------------


If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------------------



If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           -----------------------------


If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                       ----


                        CALCULATION OF REGISTRATION FEE
Common Stock     5,020,000       $5.00          $21,400,000.00       $5,949.20
--------------------------------------------------------------------------------
Title of each      Share       Proposed        Proposed maximum      Amount of
class of         amount to      maximum            aggregate        registration
securities to       be       offering price        offering             fee
be registered   registered      per unit            price



                                                       Total Number of Pages 100
                                                          Exhibit List - Page 70

Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (Section
230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


[AlphaCom LOGO]
AN INITIAL REGISTERED PUBLIC OFFERING AND A SELLING SHAREHOLDER OFFERING OF



                                 ALPHACOM, INC.
                        5,020,000 SHARES OF COMMON STOCK
    THE PURCHASE PRICE FOR 4,120,000 OF OUR SHARES OFFERED TO THE PUBLIC IS
                                     $5.00.
          COMMITMENT UNDER RECISSION STOCK FOR 900,000 SHARES AT $1.00



We are selling 5,000,000 shares of common stock which have a par value of $.001 per share (the "Common Stock"). We are a Nevada corporation. Several of our founding shareholders are simultaneously selling an additional 20,000 shares. This represents .4% of all the shares being offered. We and the selling shareholders have fixed the price of the 4,120,000 shares made in this offering at $5.00 each and 900,000 recission shares at $1.00 each.



We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. We are offering a minimum of 434,000 shares at the offering price of $5.00 per share and 900,000 recission shares at the price of $1.00 per share ("Minimum Offering"), for total minimum offering proceeds of $3,070,000 (Minimum Offering Proceeds"). The Minimum Offering Proceeds will be held in escrow until we reach the Minimum Offering. If we reach the Minimum Offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereafter. If we do not reach the Minimum Offering, we will return all proceeds to the subscribers along with the pro-rata interest earned on their funds. The offering will remain open until October 31, 2000, unless we decide to cease selling efforts prior to this date.



This is our public offering, and no public market exists for our shares. We hope to have prices for our shares quoted on the Small Capitalization Market maintained by the National Association of Securities Dealers, Inc.
after we complete our offering.
Our proposed trading symbol for the Small Capitalization Market is "ACCI".
Prior to this offering, there has been no public market for the shares and there can be no assurance that such a market will develop. The offering price for the common stock has been arbitrarily determined by us. The minimum subscription is 100 shares and the maximum subscription is 10,000 shares.



THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 7.



                                             PER SHARE       TOTAL
                                                           MINIMUM       MAXIMUM
--------------------------------------------------------------------------------
Public offering price                          $ 5.00   $2,170,000   $20,500,000
Recission Shares                               $ 1.00     $900,000      $900,000
Underwriting discounts and commissions......     none         none          none
Proceeds, before expenses, to us........................$3,070,000   $21,400,000
Proceeds, before expenses, to selling shareholders           $0.00      $100,000
================================================================================


THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE DATE OF THIS PROSPECTUS IS                       , 2000

                               [AlphaCom LOGO]


                              TABLE OF CONTENTS


Summary........................................................................5
Our Company....................................................................5
Risk Factors...................................................................7
Management Discussion of Analysis of Condition and Results of Operations.......9
Year 2000 Readiness Disclosure................................................12
Use of Proceeds...............................................................14
Capitalization................................................................15
Dilution......................................................................16
Business......................................................................18
Selling Securityholders.......................................................26
Principal Shareholders........................................................27
Management....................................................................27
Certain Transactions..........................................................30
Description of Securities.....................................................31
Shares Eligible for Future Sale...............................................32
Available Information.........................................................33
Dividend Policy...............................................................34
Stock Transfer Agent..........................................................34
Experts.......................................................................34
Legal Matters.................................................................34
Index to Financial Statements................................................F-1

                                    SUMMARY


                                  OUR COMPANY


         Our company, AlphaCom, Inc., is an innovator in communication technology. We were incorporated on December 1, 1997 under the laws of the State of Nevada. Our offices are located at 1035 Rosemary Boulevard, Akron, Ohio 44306, and the telephone number is (330) 785-5555.



         We are selling 5,000,000 shares of common stock, which have a par value of $.001 per share. We are a Nevada corporation. One of our founding shareholders is selling an additional 20,000 shares concurrently, which represents .4% of the shares being offered. We and the selling shareholder have fixed the price of all the shares made in this offering at $5.00 each.


         Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes that there is no exercise of outstanding options or warrants to purchase additional shares.

                                  THE OFFERING


COMMON STOCK OFFERED          Up to a maximum of 5,000,000 shares of common
FOR SALE HEREBY               stock by us and 20,000 shares of common stock by
                              one of our founding stockholders.



OFFERING PRICE                $5.00 per share offered to the public and $1.00
                              per share for the 900,000 recission shares. The shares are being sold on a "best efforts" basis.



TERMS OF THE OFFERING         A minimum offering of 434,000 shares at $5.00 per
                              share, and 900,000 recision shares at $1.00 per share, for a total of 1,334,000 shares ("Minimum
                              Offering"), and proceeds of $3,070,000 (Minimum
                              Offering Proceeds"). Offering proceeds will be held in escrow until subscriptions reach the Minimum Offering. If we reach the Minimum
                              Offering, all escrowed proceeds will be released and used for the purposes described in Use of Proceeds hereafter. If we do not reach the Minimum
                              Offering, we will return all proceeds to the subscribers along with the pro-rata interest earned on their funds. The offering will remain open until October 31, 2000, unless we decide to terminate the selling efforts prior to this date.
                              The minimum subscription is 100 shares and the maximum subscription is 10,000 shares.



                                             COMMON         PREFERRED
AUTHORIZED AND                                Stock          Stock
OUTSTANDING                                   -----          -----
SHARES OF           Authorized:              60,000,000     none
STOCK               Outstanding:
                         Prior to Offering:  12,198,354     none
                         After Offering*:    17,198,354     none



*Assuming the maximum amount of the Offering has been subscribed.


PLAN OF DISTRIBUTION     This is a direct participation and no minimum offering,
                         with no commitment by anyone to purchase any shares.
                         The
                         shares will be offered and sold on a "best efforts" basis by our principal executive officers and directors, although we may retain the services of one or more NASD registered broker-dealers as selling agent(s) to effect offers and sales on our behalf. The broker-dealers will receive a commission on their sales. None have been retained as of this date. No selling shareholder's shares will be sold until 25% of the offering has been completed. All shares held by officers, directors and shareholders who own 5% or more of our stock will be held in escrow pursuant to an escrow agreement required by the Ohio division of Securities. Those insider shares may not be sold or transferred for at least one year and perhaps as long as four years, depending on the financial performance of the company.



USE OF PROCEEDS          Assuming that the entire offering will be sold then up
                         to the first $70,000 that we raise will be used to pay the expenses of the offering. The priority for funds raised in excess of that amount will be applied in the following order (i) repayment of debt; (ii) to complete
                         R & D projects; (iii) to augment working capital; and
                         (iv) fulfill commitments. See "Use of Proceeds."

                                  RISK FACTORS

         The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.


WE MAY HAVE COMMITTED A VIOLATION OF SECURITIES LAWS.



         During the fall of 1998, approximately 970,000 shares of founders stock were privately sold to our distributors, which were not sold pursuant to a registration statement on file with the SEC. The federal securities laws require registration of securities unless an appropriate exemption from the registration requirements of those laws is available. In an attempt to correct any possible securities laws violation, a rescission offer for stock purchased by this group was begun on March 25, 1999. As a result of this rescission offer, purchasers of approximately 55,000 shares requested and received a cash refund. If an exemption did not exist for the sale of securities privately sold, we may have violated the registration requirements. If so, purchasers could seek rescission of their purchase and recover money paid for the securities. We make no admission of any violation of federal securities laws.


WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES AND EXPECTATIONS OF FUTURE LOSSES, SO THAT THERE IS AN UNCERTAINTY OF PROFITABILITY.


         We were formed in December 1997, and therefore have only a limited operating history upon which an evaluation of our prospects can be made. Such prospects must be considered in light of the substantial risk, expenses and difficulties encountered by new entrants into the Internet services industry. We have incurred net losses from inception through September 30, 1999 in the amount of $3,677,719, and therefore has accumulated an earnings deficit, as well as negative working capital. As of September 30, 1999 our equity is ($2,845,502). We expect to continue to incur net losses as we continue to expend substantial resources on sales, marketing and administration, and the development of our products. We do not anticipate operating net income until the end of the second quarter of the year 2000. In the next twelve months we anticipate an increase in capital of $21,330,000 as a result of this offering. In addition, we currently intend to increase our capital expenditures and operating expenses in order to expand our network to support additional expected subscribers in existing and future markets and to market and provide services to a growing number of potential subscribers. There can be no assurance that we will achieve or sustain profitability or positive cash flow from our operations.






WE EXPECT TO HAVE COMPETITION SOME OF WHICH MIGHT BE SUBSTANTIAL.




         Many of our competitors and potential competitors have substantially larger subscriber bases, longer operating histories, greater name recognition and more established relationships with application providers than us. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing internet services than us. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, operating results or financial condition. Further, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, operating results or financial condition. See "Business--Competition."

WE EXPECT TO HAVE FUTURE ADDITIONAL CAPITAL REQUIREMENTS.

         Our capital requirements depend on numerous factors, including the rate of market acceptance of our products and services, our ability to maintain and expand our customer base, the rate of expansion of our network infrastructure, the level of resources required to expand our mar-ket and Distributor organization, information systems and research and development activities, the pricing and timing of acquisitions, the availability of hardware and software provided by third party venders and other factors. The timing and amount of such capital requirements cannot be accurately predicted. If capital requirements vary materially from those currently planned, or if we are unable to sell the entire amount of the Offering, we may require additional financing sooner than anticipated. Additional capital requirements are not anticipated during the next twelve months, assuming a minimum of $3,070,000 is raised through this offering. We have no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all.


         Any additional equity financing may be dilutive to our shareholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations or our anticipated expansion, which could have a material adverse effect on our business, operating results and financial condition.




THERE ARE CONSIDERABLE RISKS IN RELYING ON AND RELATING TO OUR ACQUISITION STRATEGY.


         We expect to continue our strategy of acquiring new technologies in our target markets, including acquisitions which could be material in size and scope. We believe that our future growth depends, in part, upon the success of this strategy. Although we are actively pursuing acquisition targets, there can be no assurance that we will successfully identify and acquire on favorable terms. We may in the future face increased competition for acquisition opportunities, which may inhibit our ability to consummate suitable acquisitions and increase the costs of completing acquisitions. No assurance can be given that any acquisition by us will occur, and that if an acquisition does occur, that it will be successful in enhancing our business. There are no pending or contemplated acquisitions.





EVEN AFTER THE OFFERING IS SOLD, CONTROL WILL BE MAINTAINED BY THE CURRENT STOCKHOLDERS.


         Subject to the limitations of Nevada corporate law, current management will have control of us through its aggregate stock ownership of approximately 46%, if the entire offering is sold, and will have the right to perpetuate their status as officers and directors and therefore conduct our business and affairs.


WE HAVE USED OUR OWN ATTORNEY TO DRAW ALL THE DOCUMENTS WITH RESPECT TO THIS OFFERING AND NO SEPARATE INVESTORS' COUNSEL WAS RETAINED BY US.

         We have not retained any independent professionals to review or comment on this Offering or otherwise protect the interest of the investors hereunder. Although we have retained our own counsel, neither such firm nor any other firm has made, on behalf of the investors, any independent examination of any factual matters represented by management herein, and purchasers of the shares should not rely on the firm so retained with respect to any matters herein described.


THERE IS NO UNDERWRITER FOR THIS OFFERING AND WE ARE RELYING ON OUR OWN BEST EFFORTS.



         There is no underwriter for this Offering, therefore, offerees will not have the benefit of an underwriter's due diligence efforts which would typically include the underwriter to be involved in the preparation of disclosure and the pricing of the common stock offered hereby among other matters. As we have never engaged in the public sale of our common stock, it has no experience in the underwriting of any such offering. Accordingly, there is no prior experience from which investors may judge our ability to consummate this Offering. In addition, the common stock is being offered on a "best efforts" basis. Accordingly, there can be no assurances as to the number of shares that may be sold or the amount of capital that may be raised pursuant to this Offering.

THERE ARE RISKS RELATING TO LOW-PRICED STOCKS WHICH MAY AFFECT US.



         If our securities were delisted and the trading price of our common stock were to fall below $5.00 per share on that date, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers in this offering to sell their securities in the secondary market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.



         The foregoing penny stock restrictions will not apply to our securities if such securities have certain price and buying information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. If we are successful in raising at least $4 million, now, or at some time in the future, our securities would qualify for the exemptions from the penny stock restrictions. Otherwise we will remain subject to Section 15(b)(6) of the Exchange Act governing these penny stock restrictions. If our securities were subject to the existing rules on penny stocks, the market liquidity for our securities could be adversely affected.



             MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDI-
                         TION AND RESULTS OF OPERATIONS



         We have experienced substantial changes to, and expansion of our business and operations since Alph Beta Communications commenced in March 1996. We expect to expand our business and user base, which will require us to increase our personnel, develop software, purchase equipment and license content, which will result in increasing costs.


CASH REQUIREMENTS
-----------------


         In order to finance necessary working capital, fund research and development projects and retire existing debt, it is the intent of Management to raise net proceeds of $21,330,000 from this SB-2 public offering. In addition net income including sale of foreign licenses is projected to be $13,000,000 for the year ending December 31, 2000. If we are unable to raise sufficient funding through this offering, projected profits for the next twelve months of approximately $13,000,000 would be sufficient to provide the necessary operating funds. The following source and application of funds summarizes cash requirements and funding thereof:

                                                                 INCREASE IN
                                   SOURCE         APPLICATION    WORKING CAPITAL
                                   ---------------------------------------------
Net proceeds from SB-2 offering    $21,330,000                    $ 21,330,000
Net Loss from Operations                           $1,911,000       -1,911,000
Retire existing debt                              $ 2,400,000       -2,400,000
Research and Development costs                      3,500,000       -3,500,000
Reduction in Accounts Payable                       1,200,000      - 1,200,000
Increase in Inventory                                 155,000        - 155,000
Equipment Purchases - VMSK                         10,000,000      -10,000,000
                                   -------------------------------------------
Increase in Working Capital        $21,330,000    $19,166,000     $  2,164,000


RESEARCH AND DEVELOPMENT
------------------------


         Completion of NU software is scheduled for mid-July and release of product for sale in mid-December. Enhancements to the NU consisting of voice/video is scheduled to be marketable within six months. Costs to complete these projects are estimated at $250,000.



         In connection with the VMSK project (application of expansion platforms), cost to complete is estimated at $3,250,000.


NEED FOR ADDITIONAL PERSONNEL
-----------------------------


         Since our Sales, Marketing and Distribution System in North America is MLM (multi level marketing), the projected growth of distribution (independent Contractors) requires no additional costs to us. However, it is anticipated that the number of employees will triple during the next twelve months, even with our outsourcing many tasks.






LIQUIDITY AND CAPITAL RESOURCES
-------------------------------



         We have financed our growth by incurring short term debt. We have extended the due dates on loans and notes payable till the end of December, 1999 and such debt will be retired with the proceeds from this SB-2 Offering. Accounts payable include $500,000 due telco's for testing data transmission and will also be retired with proceeds from this offering.



RESULTS OF OPERATIONS
---------------------



         The operations through September 30, 1999 reflect the combined accounts of AlphaCom, Inc. and Alpha Beta Communications. As a development stage Company, our operations do not reflect an accurate trend for future operations. Revenues generated through September, 1999 reflect sales of wireless modems and internet access, primarily to our distributors for testing purposes. Our network utilities or compression software was launched for beta testing in late July 1999, which increases the throughput on the wireless modems by at least three times. Following are the combined operating results for the years ended December 31, 1997 and 1998, un-audited nine months ended September 30, 1998 and 1999 and projections for the years ending December 31, 1999 and 2000.

                                               Unaudited                   Projections for
                           Year ended          Nine months                 the year ending
                           DECEMBER 31,        ENDED SEPT. 30,             DECEMBER 31,
                           ------------        ---------------             ------------
                           1997   1998         1998  1999                  1999     2000
                           -----------         ----------                  -------------


Sales                  $ 53,009   $ 223,616   $ 165,023   $194,206       $324,000  $42,500,000
Less cost of sales       43,911      82,654      81,778     98,679        165,000   12,305,000
                       --------   ---------   ---------   --------       -------   -----------
    GROSS MARGIN          9,098     140,962      83,245     95,527        159,000   30,195,000
Selling general and
administrative expenses 369,364   1,933,094   1,353,826  1,287,436      1,900,000   10,339,500
Interest expense          1,606     197,639     135,336    141,016        170,000       40,000
Provision for
    Income taxes            0          0           0          0              0       6,767,500

----------------------------------------------------------------------------------------------
NET INCOME(LOSS)     ($ 361,872)($ 1,980,495)($ 1,405,917)($1,332,925)($1,911,000) $13,048,000

NET INCOME (LOSS)
      PER SHARE         ($0.05)     ($0.19)      ($0.14)     ($0.11)     ($0.16)     $0.78
----------------------------------------------------------------------------------------------



                     YEAR ENDED DECEMBER 31, 1998 AND 1997



SALES
Total 1998 sales increased 421% over 1997. This increase consisted of a 335% increase in equipment sales and a 100% increase in internet access fees. Sales were made primarily to distributors who are involved in testing the product before it is offered to the public. Increases result from the increase in distributors.



COST OF SALES
Cost of sales, as a percentage of sales, decreased 45% over 1997. This decrease resulted from redesigning the test equipment and the ability to mass-produce.



SELLING, GENERAL AND ADMINISTRATIVE
As a percentage of sales, selling general and administrative expenses increased by 168%. The major increases consisted of an increase in wages amounting to $220,000 and an increase in research and development amounting to $27,000.



INTEREST EXPENSE
Interest expense increased by $196,000 over 1997 reflecting our need to borrow monies to fund research and development costs.



PROVISION FOR INCOME TAXES
No provision for income taxes was made for 1997 and 1998, as we incurred losses during these periods.



                 NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998



SALES
Equipment sales for the nine months ended September 30, 1999 decreased by 26% over the same period in 1998. This was a direct result of fulfilling the group of distributors participating in the product test. Internet access for the nine-month period ended September 30, 1999 increased by 889% over the same period in 1998.



COST OF SALES
Cost of sales for equipment increased by 9% as a result of new technology and internet access decreased by 162% for the nine months ended September 30, 1999.

SELLING, GENERAL AND ADMINISTRATIVE
Selling, general and administrative expenses decreased by 5% over the prior comparative period primarily due to a reduction in research and development.



INTEREST EXPENSE
Interest expense increased by 4% reflecting the increase in debt.



PROVISION FOR INCOME TAXES
No provision for income taxes was made for the nine-month periods ended on September 30, 1999 and 1998, as we incurred losses during these periods.



           FORWARD LOOKING PROJECTED RESULTS OF OPERATIONS FOR YEARS
                       ENDING DECEMBER 31, 1999 AND 2000



SALES
Projected sales for the balance of 1999 and year ending December 31, 2000 reflects the launch of our network utilities software in mid-December 1999. Foreign licensing fees amount to 13% of projected year 2000 sales. Network utilities represent 84% and 85%, respectively, of projected 1999 and 2000 sales.



COST OF SALES
As a percentage of sales, cost of sales of 51% in 1999 and 29% in the year 2000 reflect discounts available for volume purchases and limited costs related to foreign licenses. As a percentage of sales, selling general and administrative expenses amount to 586% in 1999 and 24% in the year 2000.



INTEREST EXPENSES
Upon completion of this SB-2 Offering, all debt will be retired and interest will be eliminated in early 2000.



PROVISION FOR INCOME TAXES
For the year ending December 31, 1999, no tax provision is required due to operating losses. For the year ending December 31, 2000, after utilizing NOL, tax was computed at 42% which includes Federal and State income tax rates.


                         YEAR 2000 READINESS DISCLOSURE

YEAR 2000 COMPLIANCE. The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities.

Our State of Readiness

         We have defined Year 2000 compliance as follows:

         Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in our software and services offered through the U.S., will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such software and services as applicable at any time.

         Our internal systems include both information technology systems and noninformation technology systems. We have initiated an assessment of our proprietary information technology systems, and expect to complete any remediation and testing of all information technology systems during 1999. With respect to information technology systems provided by third-party vendors, we have sought assurances from such vendors that their technology is Year 2000 compliant. All of our material information technology system vendors have replied to inquiry letters sent by us stating that they either are Year 2000 compliant or expect to be so in a timely manner.


         We believe that our internal software and hardware systems will function properly with respect to dates in the Year 2000 and thereafter. Nonetheless, there can be no assurance in this regard until such systems are operational in the Year 2000. We are in the process of contacting all of our significant suppliers to determine the extent to which our interface systems are vulnerable to those third parties' failure to make their own systems Year 2000 compliant. Additionally, any Year 2000 problems experienced by our advertising customers could affect the placement of advertisements on our online services. Accordingly, to the extent the systems of our suppliers and advertising customers are not fully Year 2000 compliant, there can be no assurance that potential system interruptions or the cost necessary to update software will not have a material adverse affect on our business, results of operation or financial condition.

         We are evaluating our non-information technology systems for Year 2000 compliance. We have not, to date, discovered any material Year 2000 issues with respect to our non-information technology systems.

         We are in the process of contacting our material suppliers whose products or services are sold through us to determine if they are Year 2000 compliant. To date, all such suppliers have stated that they are, or expect to be, Year 2000 compliant in a timely manner. Our customers are individual Internet users, and, therefore, we do not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

The Costs to Address Year 2000 Issues

         We have expensed amounts incurred in connection with Year 2000 compliance since its formation through December 31, 1998. Such amounts have not been material. The additional costs to make any other software or services Year 2000 compliant by mid-1999 will be expensed as incurred, but are not expected to be material.

         We are not currently aware of any material operational issues or costs associated with preparing our systems for the Year 2000. Nonetheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems or because of the failure of a material supplier to be Year 2000 compliant.

Risks Associated with Year 2000 Issues

         Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor used in our software and service, or the internet generally, to be Year 2000 compliant could harm the operation of our software and services or prevent us from generating advertising or commerce sales through our software, or have other unforeseen, adverse consequences to us.

         Finally, we are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. Moreover, participating vendors in our services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliability and safety because of the Year 2000 issue. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

Contingency Plans

         We are engaged in an ongoing Year 2000 assessment and the development of contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans. We have identified our worst-case scenario as the interruption of our business resulting from Year 2000 failure of the electric company or our internet service providers to provide services. We have not yet completed our worst-case scenario contingency plan. Without a worst-case scenario contingency plan we may not have enough time to complete remedial measures and implement contingency planning for the worst-case scenario. We do plan to complete our contingency plan in accordance with our compliance plan and under the guidance of our consultants in the third quarter of 1999.

                                USE OF PROCEEDS


         We are seeking a new investment through this offering to eliminate short-term debt and expand our current operations immediately. Achievement of this primary plan is entirely dependent upon our ability raise a minimum of $3,070,000 through this offering. We may not be able to raise all or part of the funds we need to operate our business. If we are unable to raise these minimum funds, we will not be able to execute our primary plan as presently contemplated by management and we will return all funds received from subscribers.



         The maximum net proceeds from this offering may be as high as $21,330,000. If we are unable to sell all of the shares offered, the net proceeds would be lower.



         In the table below, we have detailed the minimum amount of capital required for us to operate our business as currently planned. In addition, we have outlined in order of priority, the manner in which we intend to use the funds raised, assuming that we sell all of the shares offered. The net proceeds we would receive from the sale of all of the 5,020,000 shares offered by this prospectus are estimated to be approximately $21,330,000. For lesser percentages of shares sold see the table following. The table also shows how we will use the proceeds of the offering.


                             MINIMUM AMOUNT             MAXIMUM AMOUNT
                               REQUIRED                OF NET PROCEEDS
                               --------                ---------------


Company Proceeds from
the Offering                  $3,070,000                $21,400,000
Less: Offering Expenses           70,000                     70,000
                              ----------                -----------



Net Proceeds from
Offering                      $3,000,000                $21,330,000
                              ----------                -----------



Use of Net Proceeds:
Retire existing debt          $1,500,000                 $2,400,000
R&D Projects                     500,000                  3,500,000
Accounts payable and
accrued expenses                 400,000                  1,200,000
Equipment purchases - VMSK       200,000                 10,000,000
Increase in inventory              -0-                      155,000
General working capital          400,000                  4,075,000
                              ----------                -----------
Total Use of Net
Proceeds                      $3,000,000                $21,330,000
                              ==========                ===========

         If the minimum amount required is not raised, we would obtain an extension on the due date for existing debt, reduce research and development expenditures and if necessary obtain new borrowings.



         The offering price of the shares which were used to solicit the funds referred to above has been arbitrarily determined by us.



         The specific amounts to be allocated for these purposes will be in the discretion of Management. We reserve the right to alter this stated use of proceeds depending on business conditions which are unforseen at this time.



         Offering Costs: We intend to pay for the costs of this offering.



         Repayment of Indebtedness: We intend to retire existing debt in the amount of $2,400,000. We have already used the proceeds of these loans for working capital and general corporate purposes.



         Accounts payable and accrued expenses: We intend to reduce these obligations by at least $400,000 and up to $1,200,000 with proceeds from this offering.



         General Working Capital: We may use a portion of the proceeds allocated to working capital and general corporate purposes to pay a portion of trade payables incurred from time to time, if cash flow from operations is insufficient for these purposes. We also expect to hire additional people to engage in general and administrative activities.



         Because we anticipate selling the shares through the efforts of our officers and directors, the numbers above do not include any deductions for selling commissions. If broker-dealers are used in the sale of the shares, up to 10% of any gross proceeds raised in this offering will probably be payable to one or more NASD registered broker-dealers. In such event, net proceeds to us will be decreased and the use of proceeds may be proportionately reallocated in management's sole discretion. There are no current agreements, arrangements, or other understandings in connection with any of the foregoing.



         Until we reach the minimum offering, subscription funds will be held in an interest-bearing escrow account. Once we reach the minimum offering, the funds will be released from escrow and used as described above. To the extent the net proceeds of the offering are not utilized immediately, we intend to invest them in short-term certificates of deposit, interest bearing deposits, short-term obligations of the United States of America or prime commercial paper.


                                 CAPITALIZATION


         This table represents the capitalization of the Company as of September 30, 1999 as adjusted to give effect to this offering.

                                                                      Shares         Shares
                                                                      100% sold      50% sold
                                                     ACTUAL           ADJUSTED       ADJUSTED
-----------------------------------------------------------------------------------------------
Stockholders Equity
 Common Stock, $.001 par value
  Authorized- 60,000,000 Shares
  Issued and Outstanding- 12,198,354 Shares Actual    $266,748
  Shares As Adjusted - 17,198,354                                      $271,748       $269,248
Additional Paid in Capital                            $567,122      $21,892,122     $9,394,622
Treasury Stock                                          (1,653)          (1,653)        (1,653)
Deficit Accumulated during the development stage   ($3,677,719)     ($3,677,719)   ($3,677,719)
                                                   ------------     ------------   ------------

TOTAL STOCKHOLDERS EQUITY                          ($2,845,502)     $18,484,498     $5,984,498
                                                   ============     ============   ============

                                    DILUTION

         We were initially capitalized by the sale of common stock to our founders. The following table sets forth the difference between our founders and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid. The table below assumes 50% of the shares offered hereby are sold.

                              SHARES ISSUED   TOTAL CONSIDERATION  AVERAGE PRICE
                              -------------   -------------------  -------------
                              NUMBER PERCENT  AMOUNT PERCENT       PER SHARE
                              --------------  --------------       ---------


Founders(A)               9,297,000   63.25%     $ 9,297    .10%      $0.001
Investors in
  Rule 504 Offering       1,000,000     6.8%   $ 385,000   4.05%      $0.385
Key Employees               189,000    1.29%   $ 161,940   1.70%      $0.857
Distributed to Sellers
for acquisition of assets 1,653,354   11.25%
ITM Consulting Contract      59,000      .4%      59,000    .62%        1.00



--------------------------------------------------------------------------------
Total prior to offering  12,198,354   82.99%   $ 615,237   6.47%       $0.05
New Investors             2,500,000   17.01%  $8,900,000  93.53%       $3.56
                         ----------   ------  ----------  ------



         Total           14,698,354     100%  $9,515,237    100%       $0.65
                         ----------     ----  ----------    ----



(A) Founders include 8,025,000 shares issued to the co-founders and 1,272,000 shares issued to key advisors and employees.

The table below assumes all of the shares offered hereby are sold.

                              SHARES ISSUED   TOTAL CONSIDERATION  AVERAGE PRICE
                              -------------   -------------------  -------------
                              NUMBER PERCENT  AMOUNT PERCENT       PER SHARE
                              --------------  --------------       ---------


Founders(A)               9,297,000   54.06%     $ 9,297    .04%      $0.001
Investors in
  Rule 504 Offering       1,000,000    5.81%   $ 385,000   1.75%      $0.385
Key Employees               189,000    1.11%   $ 161,940    .74%      $0.857
Distributed to Sellers
for acquisition of assets 1,653,354    9.61%
ITM Consulting Contract      59,000     .34%      59,000    .27%        1.00



--------------------------------------------------------------------------------
Total prior to offering  12,198,354   70.93%   $ 615,237   2.80%       $0.05
New Investors             5,000,000   29.07% $21,400,000  97.20%       $4.28
                         ----------   ------  ----------  ------



         Total(1)        17,198,354     100% $22,015,237    100%       $1.28
                         ----------     ----  ----------    ----



         In March of 1999, we made a commitment to a group of individuals under a recission to issue up to 900,000 shares offered herein at a discount. The effect of this commitment is reflected in the above tables.



         As of September 30, 1999, the net tangible book value of our common stock was ($2,845,502) or ($.23) per share based on the 12,198,354 shares outstanding. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares. After giving effect to the sale by us of 5,000,000 shares and after deducting estimated expenses, our pro-forma net tangible book value as of that date would be $18,484,498 or $1.07 per share, based on the 17,198,354 shares of common stock to be outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $3.93 per share to the new investors who purchase shares in the offering ("New Investors"), as illustrated in the following table (amounts are expressed on a per share basis):


(1) Calculations concerning dilution are based on an assumption of the Offering being fully subscribed.

The following table represents the dilution per share based on the percentage sold of the total amount of shares being offered.


                                         Shares          Shares           Shares
                                        50% sold        75% sold       100% sold
                                        --------        --------       ---------



900,000 Recission shares                 $1.00           $1.00            $1.00
Offering price to public of
4,100,000 shares......................   $5.00            $5.00           $5.00
Net tangible book value before offering ($0.23)          ($0.23)         ($0.23)
Increase attributable to the Offering... $0.64            $1.00           $1.30
                                         -----            -----           -----
Net tangible book value
after giving effect to the Offering....  $0.41            $0.77            $1.07
                                         ---------------------------------------
Per share Dilution to new investors....  $4.59            $4.23            $3.93
Percent Dilution per share to public       92%              85%              79%


         We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                                    BUSINESS

THE COMPANY


         We were incorporated on December 1, 1997 in the State of Nevada. Prior to that time, Mr. Robert Snyder worked out of his basement developing the concept and potential solutions encountered by those surfing the World Wide Web. On July 2, 1998 we purchased certain limited assets of Alpha Beta Communications, including its distributor base. For presentation purposes the accounts of Alpha Beta Communications have been combined from April 19, 1996.


         We are providing and will continue to introduce and market new and innovative hi-tech products and services in the rapidly expanding multi-billion dollar internet, Telecommunications and related industries to individual consumers, small and large businesses, governments and institutions, both nationally and internationally.

PRODUCTS AND SERVICES


         InSat Wireless(TM): We have marketed this product on a test basis since the third quarter of 1997. We utilize Cellular Digital Packet Data (CDPD) within specific regions throughout The United States and Canada that presently offer CDPD technology. The CDPD System overlays the cellular voice network to provide a wireless extension of existing packet data networks. It provides secure wireless packet data connectivity (19.2 kilobits/sec) and is based on Industry Standard Internet Protocol (IP). Although CDPD pricing varies from carrier to carrier, we will offer a monthly flat rate service. We will take advantage of our lead in the marketplace with this pricing plan and offer "one stop shopping" for all peripherals and enhancements using CDPD and applicable hardware and software.



         GSI-V: Keeping with the wireless market, we became a Value Added Reseller (VAR) for Technology Guardian, Inc. (NASDAQ OTCBB: TEGI). TEGI provides an asymmetrical (dial-up outbound), high speed satellite internet solution for up to 250 simultaneous users or sessions at up to 500 KBPS downloads called GSI-V. To date, we have limited sales commencing with the first quarter of 1998, of the GSI-V, but have interest from financial brokerage firms, schools, and international sales in Canada and the Bahamas.



         Wireline Internet Access and Network Utility(NU): We have been marketing a traditional dial-up internet service or wireline service since the first quarter of 1998. Moreover, we expect to increase the average throughput rate by up to 5 times using our NU software which we launched in December, 1999.



         International (Exclusive) Licensing: We plan to sell international (exclusive) licensing privileges to other companies to expand our network worldwide. Currently, we are in negotiation with various parties in connection with licensing in other countries including nine countries in Central America, Israel and Turkey. We are negotiating with various parties for distribution of our products and services in other countries. License fees are determined on a country by country basis. In addition, licensee will pay us an ongoing monthly royalty fee on a per subscriber basis. Other products and services will be offered on a case by case basis including the anticipated Expressway 2000(TM) FM wireless modem.



                     COMMITMENTS AND RESEARCH & DEVELOPMENT



         We have entered into two commitments with C-View Technologies, Inc. to develop video e-mail at 30 frames per second. This product is not ready to market at this time. We anticipate this product will be ready to market in the third quarter of 2000. We have a consulting agreement with ITM / Jack Craciun to assist us in developing international licensing. In addition, we have a verbal agreement with a marketing firm to develop a CD-ROM to market our products. We have a 51% interest in an inactive joint venture, which will commence operations in the first quarter of the year 2000. This joint venture owns a licensing agreement for VMSK.


PRODUCT DEVELOPMENT PLAN


         We will continue to market our wireless modems with its low flat rates in certain areas and incorporate the NU compression with Very-Minimum-Shift-Keying or Variable-Phase-Shift-Key (VMSK/VPSK) technology to increase their throughput through our Joint Venture with American Millennium Corporation, Inc. (NASDAQ OTCBB: AMCI). AMCI's proprietary VMSK/VPSK technology is projected to increase both the up-link and throughput speed well above 30 bps/Hz. We anticipate that during the first quarter of the year 2000, after successful beta testing, we expect to be able to institute a build-out plan for VMSK/VPSK with the end result being an infrastructure that will offer seamless service throughout North America and to key locations around the world. To facilitate the implementation of the VMSK/VPSK technology, we are in the process of developing a turnkey value added service and revenue center described as "Wireless ISP In A Box" for existing FM radio operators or private parties doing business with FM radio operators. In either case, they become internet service providers in their respective service area featuring VMSK/VPSK high speed internet access and receive a monthly fee for each customer utilizing the new service. This product will be called the Expressway 2000 FM Wireless Modem and Expressway 2000 Services.


         Radio stations are looking for new sources of revenue. VMSK provides FM radio stations with an opportunity to offer high throughput internet access within their MSA, at a competitive price. As this would add a substantial ongoing revenue stream without meaningfully adding to the station's cost structure.

         FM radio stations which participate in our VMSK program thus may experience significant enhancement of the station's bottom line results. Depending on the station's MSA the additional ongoing revenue stream of $2 per month per internet access account may indeed be very substantial.

         Participating FM stations will be charged a one-time up-front deposit fee to cover the cost of VMSK hardware, software and installation. As our cost of equipment and installation are passed on to the participation stations, our cash flow and working capital positions will be encumbered by or adversely effected by our anticipated rapid expansion of VMSK.

         ISP Partners Program. We have successfully launched its ISP (Internet Service Provider) Partners Program and have already signed a large number of ISP's. This program gives new strength to existing ISP's in their fight to maintain their share of the internet customer base. ISP's are faced with new technology such as DSL (Digital Subscriber Line) Cable Line Modems and new wireless technology such as our's that in time will significantly erode their customer base. Under our Partners Program we make the ISP a distributor of our hardware and software giving them the high throughputs required to maintain their customers as well as a favorable competitive price. The ISP Partner Program also benefits by earning revenue for the sales of our modems, software and services. We benefit from this program by adding a net $5 per month for every customer that the ISP converts to our hardware and software products. It also provides us an almost instant revenue stream and POP's (Point of Presents) for our distributors to sell hardware and software into areas where we have no POP or local access to internet dial-up.

         "Wireless ISP In A Box", is a combination of new and innovative technology packaged for easy delivery and installation in FM radio stations. The fee for purchasing the rights to deliver this service will be subject to a number of demographic characteristics specific to each location, such as population, business and economic conditions; local internet and computer support and projected number of prospective customers. We plan to launch our new technology and service in ten (10) key locations (to be announced) throughout 1999. Each FM radio station is expected to have the capacity to handle a large number of subscribers. We project capturing a large market share in each area within a short period of time. To set this plan into action, we will initiate an aggressive marketing campaign in advance of said wireless service by conducting seminars in cooperation with the new service provider in that area. The objective is to create a pent-up demand for the service and to establish a strong network marketing presence for future growth.

         In addition to the introduction of VMSK/VPSK high speed internet access, we plan to introduce our full motion Video Conferencing software, which is projected to provide 30 frames per second for our wireless service as well as existing twisted copper wires or Plain Old Telephone Service (POTS) line. What is unique to this application and how it influences not only the marketing opportunity but also eventual sales of the video conferencing software is that it automatically encourages a perpetual flow of new sales due to its requirement for video conferencing software at both ends of the transmission. One could liken this concept to that of MCI's very successful "Friends and Family" promotion, whereby customers were enticed to share the service with family, friends and others in order for each to create his own personal communication network.

TECHNICAL EXPLANATION OF VMSK/VPSK

         Very-Minimum-Shift-Keying or Variable-Phase-Shift-Key ("VMSK/VPSK") is patented under U.S. Patents 4,742,532 and 5,185,765 High Speed Data Transmission. These patents cover an encoding and decoding method that compresses ordinary BPSK modulation to transmit digital data at 10 to 25 bits/see/Hz. Tests have been performed as high as 50 bits/sec/Hz. This method requires 1/10 as much spectral space or less when compared to ordinary AM or FM. No other method has ever achieved such high levels of compression. Called VMSK/2 modulation, this method does not lose signal power with increasing compression since the transmission method is always BPSK. Less than 1% as much power is required for VMSK/2 as would be required for QAMI024, the only known competitor. Eb/n values of 12-14dB are being realized for EER = 1 in 1 million. The equipment exists and can be demonstrated. All measurements are confirmed by recognized independent labs.

         New patents are pending on the VMSK/2 modulation method, which is particularly adaptable to satellite communication and for wireless LANs using the power line to avoid wiring for the small business or home. The performance is about double that of the previously patented VPSK method. The new patents are applicable to VPSK as well and will extend the life of relevant patents to 2016. A newly developed modulation method for using the supplementary carrier authorization over ordinary FM stations makes it possible to transmit two high speed digital information channels, one at 198 Kb/s and the other at 144 Kb/s. This technology allows the FM broadcasting station to carry the two additional or hidden programs in addition to its normal program. The 198 Kb/s data rate of the primary channel is more than 10 times that being achieved at present by other services. Time division multiplex and discrete addressing are used to "peel off" portions to be used by separate customers.

         The second hidden channel is a lower data rate channel operating at 144 Kb/s. Video for video conferencing using the MPEG2 compression method requires only a 144 Kb/s data rate. This standard is excellent for teaching, sales messages, store casting and other uses requiring video. Control information is added to insure that only the authorized addressee receives the signal. When not used for video, sound can be compressed into less than 32 Kb/s with excellent quality, or the entire channel can be used for data transmission. Sound with the quality of an AM radio can be carried in the bandwidth along with data. The space can be dynamically allocated. If there are no video users or sound users at the moment, the entire 198+144 Kb/s space can be dedicated to data, for example to internet downloading to addressees, or it can be split to 12-20 audio voice channels. Compact Disk quality stereo audio can also be transmitted.

         Real time video requires a land line capable of carrying data at 160 Kb/s. These so called ISDN lines are now readily available at higher cost than normal telephone line service, but are not exorbitantly priced and are coming into general use for internet connections. For the occa-sional high data rate down load for most internet users, however this FM-SCA service is an excellent choice at lower cost than ISDN lines. It compares favorably with, and may even be superior to Satellite services.

         The service is available throughout the coverage area of the FM station. The extremely good signal to noise ratio for the new APSK sub-carrier modulation method ensures a very low bit error rate for all users. Error correction can be built into the receiver for critical applications.

         Nationwide coverage is available through the use of satellites or the internet, with broadcasting at the local site. For users such as churches and video training providers, the cost compared to cable or satellite use may be greatly reduced.

HOW VMSK/VPSK WORKS
-------------------

         Two separate high-speed digital channels are available. For video programs on the separate video channel, one installs a video conferencing camera on location and an ISDN telephone line of the type now being used for internet connections. The latest MPEG2 video compression insures the highest video quality.

          There are two types of video service:

          (1) Time Cueing. A location is polled for a desired message. If it has a sales announcement, product release or other short message, the station will accept it in sequence. If desired, the messages (Color Video and sound) can be recorded at the station for later broadcast or sequenced and repeated as often as desired. These are excellent sales media for department stores and supermarkets. One pays the normal video rate for the time used. This can be used for telemarketing to internet download subscribers.

          (2) Dedicated. For schools, special training courses, church services to the home bound etc. A schedule is arranged that will provide exclusive use to the video channel for the scheduled time. One pays for the scheduled time and a slight premium.

APPLICATIONS AND HIGHLIGHTS OF VMSK/VPSK AND VMSK/2 TECHNOLOGY

         VMSK/VPSK and VMSK/2 technology have the ability to perform the following applications:

         Local area networking over the power line. Low cost LAN carries data at 3400 b/s/Hz over the power lines. 80 times the present rates.

         Wireless Platforms. Increased revenue can be obtained by increasing the number of customers on all wireless platforms by including: PCS, Analogue, Cell, COMA, TOMA, GSM, Microwave LAN, WAN, TELEMETRY, and FM-SCA Data.

         Data users. For bulk data transmission for many users, such as stock quotes, business record transfer, internet down loads, etc.

         Wireline. For applications for Wireline transmissions of data, VMSK can enhance all existing wireline services, I.E.: Utilizing VMSK as alternative to ADSL and DSL, VMSK can provide three times the distance with less noise and interference that can be attained by the new digital line services offered by the telephone companies.

         The wireline applications that can be expanded with VMSK could be:

          -    Local Phone Line Service
          -    ISDN services
          -    Dual ISDN
          -    Fractional T-1
          -    T-1
          -    Cable Line Fiber Optic Networks

MARKET TRENDS

         The Internet. The internet is a collection of computer networks connecting millions of public and private computers around the world. In its formative stages, the internet was used by government agencies and academic institutions to exchange information, publish research and transfer e-mail. A number of factors, including the proliferation of communication enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow users to easily access the internet and, in turn, have produced rapid growth in the number of internet users.

         The emergence of the Web, the graphical multimedia environment of the internet, has resulted in the development of the internet as a new mass communications medium. The case and speed of publishing, distributing and communicating text, graphics, audio and video over the internet has led to a proliferation of internet-based services, including chat rooms, online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as the development of online communities. In addition, by eliminating many of the costs involved in executing routine commercial transactions, such as simple banking services and retail purchases, the internet is rapidly providing individuals and organizations with a new medium for conducting business.


         Growth of the Internet Market. The consumer online and internet services industry is now in an early stage of an evolution that is embracing both consumers and businesses. It is estimated that the today's number of internet users exceeds 215 million and is projected to reach 327 million by Global Reach in the year 2000. This growth is created by the internet's ability to provide, in a more appealing, cost and time effective manner, many of the functions now provided by mail, telephone and television. It is widely recognized that the evolution of the internet industry will have enormous implications for the way individuals communicate, work learn, and entertain themselves.


         Morgan Stanley Research estimates the demand for online and internet services to closely follow personal computer ("PC") penetration within the home and office. PC penetration recently reached a rate of nearly one-third of all United States households. This penetration rate is similar to the household TV penetration level in the early 1960s and is expected to increase to a level close to the current TV household penetration level of 98% within the next 10 to 20 years.


         Today, the world is populated by some 200 million computers according to Computer Industry Almanac, Inc. They estimate that by the year end 2001 this figure will increase to 579 million. Combining these figures with the dramatically expanding use of the internet, it becomes clear that we are experiencing a never-before-seen phenomenon: the development of a pervasive world-wide communication network which transcends borders and which fundamentally changes the way the world communicates. Matrix Information and Directory Services estimates that the number of worldwide internet users will grow to 707 million by the year 2001.


         In this environment, with our advanced communication technology and our broad and expanding network of independent distributor associates and international licensees, we are well positioned to provide what the world needs: integrated facilities to provide the hardware, software and services for reliable, high throughput wireline and wireless internet access elusive goal of realizing cost effective, broadly affordable computer voice communication and teleconferencing. We also project that apart from a burgeoning market and demand for our products and services in what we tend to refer to as the developed countries, there will also be a huge demand by lesser developed countries. As these may lack the wiring infrastructure for modern communications, our wireless high throughput bandwidth facilities will enable them to leapfrog into modern 21st century communication facilities without having to commit to high infrastructure cost investments.

DISTRIBUTION METHODS


         Marketing in the United States and Canada: Following a careful analysis of the marketing strengths of our products and services and its initially limited available resources for traditional marketing we elected to avail ourselves of the power and dynamics of the well established multi-billion dollar per year network marketing industry as the method of distribution in the United States and Canada. With a steadily expanding network of over 4,000 independent distributor associates currently in place, our goal is to become a dominant force in the market place with a ready made marketing and distribution channel for our products and services. Based on our experience in these markets and our knowledge of the industry, we believe that the combination of a net-work of independent distributors motivated by a generous, well though out compensation package and a range of competitively priced cutting edge electronic communication products and services will enable us to outperform other companies in these markets.


         Marketing outside of North America: Marketing in countries outside of North America will be accomplished through licensing agreements with strongly capitalized parties capable of up-front payments of licensing fees and financing of initial orders. Licensing agreements for several countries are already in place.

COMPETITION

         The market for consumer and business internet services and online content are extremely competitive and highly fragmented. There are no significant barriers to entry and we expect that competition will intensify in the future. Our most direct competition in these markets are ISPs, national long distance and local exchange carriers, wireless service providers, OSPs, cable-based data services and internet content aggregators. Many of these competitors are offering (or may soon offer) technologies that will attempt to compete with some or all of our products and services. Such technologies include ISDN and XDSL. The basis of competition in these markets include transmission speed, reliability of service, ease of access, price/performance, ease-of-use, content quality, quality of presentation, timeliness of content, customer support, operating experience and revenue sharing.

GOVERNMENT REGULATION

FEDERAL

         We provide internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. We currently are not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future we could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunication services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that internet telephone service is a "telecommunication service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to our entry into the internet telephone market. The FCC has requested comments on this position, but has not set a deadline for issuing a final decision. Also, a number of local telephone carriers have asked the FCC to levy access charges on "enhanced service providers," which may be deemed to include ISPs. Although the Chairman of the FCC has indicated his opposition to levying service charges against ISPs, local interconnection charges could be levied in the future. Moreover, the public service commissions of certain states are exploring the adoption of regulations that might subject ISPs to state regulation.

         The FCC regulates the licensing construction, operation and acquisition of wireless telecommunications systems in the U.S. pursuant to the 1934 Act, as amended and the roles, regulations and policies promulgated by the FCC thereunder. Included in the regulations is the use of the electromagnetic spectrum in the United States, including the frequency band currently used by our radio products. Part 15 of the FCC regulations defines frequency bands in which unlicensed operation of radio equipment that meets certain technical and operational requirements is permitted. We utilize CDPD for the majority of our wireless transmissions which is currently under FCC regulations.

         In the international markets, there are various categories of government regulations. In those countries that have accepted certain worldwide standards, such as the FCC rulings or those from the European Telecommunications Standards Institute, we are not expected to experience significant regulatory issues in bringing our products to market. Approval in these markets involves retaining local testing agencies to verify specific product compliance. However, many developing countries, including the large markets in India and China, have not fully developed or have no frequency allocation, equipment certification or telecommunications regulatory standards. In these types of markets, we will actively work both directly and with industry standard bodies, to conform regulations to worldwide standards.

STATE AND LOCAL REGULATION

         The scope of the regulatory authority covers such matters as the terms and conditions of interconnection between Local Exchange Carriers ("LECs") and wireless carriers with respect to intrastate services, customer billing information and practices, billing disputes, other consumer protection matters, facilities construction issues, transfers of control, the bundling of services and equipment and requirements relating to the availability of capacity on a wholesale basis. In these areas, particularly, the terms and conditions of interconnection between LECs and wireless providers, the FCC and state regulatory authorities share regulatory responsibilities with respect to interstate and intrastate issues, respectively.

         The FCC and a number of state regulatory authorities have initiated proceedings or indicated their intention to examine access charge obligations, mutual compensation arrangements for interconnections between local exchange carriers and wireless providers, the pricing of transport and switching facilities provided by LECs to wireless providers, the implementation of number portability to permit customers to retain their telephone numbers when they change service providers, and alterations in the structure of universal service funding among other matters.

         We may become an active participant in proceedings before the FCC and before state regulatory authorities. Proceedings with respect to the foregoing policy issues before the FCC and state regulatory authorities could have significant impacts on the competitive market structure among wireless providers and the relationships between wireless providers and other carriers. We are unable at this point to predict the scope, pace, or financial impact of policy changes which could be adopted in these proceedings. To keep it apprised of developments in this area, we will retain special FCC counsel in the event we deem it necessary.

RECENT EVENTS

          The 1996 Act mandates significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. The 1996 Act provides that implementing its legislative objectives will be the task of the FCC, the state public utilities commissions and a federal-state joint board. The FCC released a tentative implementation schedule on February 12, 1996. Much of this implementation must be completed in numerous virtually simultaneous proceedings with short, 6 to 18 month, deadlines. These proceedings are expected to address issues and proposals already before the FCC in pending rule making proceedings affect-ing the wireless industry as well as additional areas of telecommunications regulation not previously addressed by the FCC and the states.

         The primary purpose and effect of the new law is to open all telecommunications markets to competition including the local wireline loop.
The 1996 Act makes all state and local barriers to competition unlawful, whether they are direct or indirect. It directs the FCC to hold notice and comment proceedings and to preempt all inconsistent state and local laws and regulations. Only narrow powers are left to state and local authorities. Each state retains the power to impose competitively neutral requirements that are both consistent with the 1996 Act's universal service provision and necessary for universal service, public safety and welfare, continued service quality and consumer rights. While a state may not impose requirements that effectively function as barriers to entry or create a competitive disadvantage, the scope of state authority to maintain existing or adopt new requirements under this section is not clearly spelled out. Before it preempts a state or local requirements as violating the entry barrier prohibition, the FCC must hold a notice and comment proceeding.

         The recently enacted Telecommunications Act contains certain provisions that lift, or establish procedures for lifting certain restrictions relating to the RBOCs' ability to engage directly in the internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service. In addition, the Telecommunications Act allows the RBOCs to provide electronic publishing of information and databases. Competition from these companies could have an adverse effect on the Company's business.

         Due to the increasing use of the internet, it is possible that additional laws and regulations may be adopted with respect to the internet, covering issues such as content, user privacy, pricing, libel, intellectual property protection and infringement and technology export and other controls. Changes in the regulatory environment relating to the internet access industry, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on us. See "Risk Factors -- Competition."

PROPRIETARY INFORMATION

         We have developed custom designed software for use with internet access, and relies on a combination of copyright, trademark, patent and trade secrets and contractual restrictions to establish and protect our licensed and patented VMSK/VPSK technology. Under the terms of the joint venture for VMSK/VPSK with AMC, we may market products and services that utilize VMSK/VPSK in exchange for 20% of royalties to be paid into the Joint Venture.

         It is our policy to execute agreements with employees and consultants upon the commencement of their relationships with us. These agreements provide that confidential information developed or made known during the course of a relationship with us is to be owned by the Company or its respective subsidiaries and kept confidential and not disclosed to third parties except in specific circumstances. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

EMPLOYEES


         As of September 30, 1999, we employed a total of seventeen employees, four of whom are in management, one in administration, three in marketing, three in customer service, three on the technical staff, one in information and two in consulting.


         None of our employees are represented by a labor union. We have not experienced any work stoppage and consider relations with our employees to be good.

YEAR 2000

         The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time sensitive software may recognize a date using two digits of "00" as the Year 1900 rather than the Year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar ordinary business activities.

         We believe that our internal software and hardware systems will function properly with respect to dates in the Year 2000 and thereafter. Nonetheless, there can be no assurance in this regard until such systems are operational in the Year 2000. We are in the process of contacting all of our significant suppliers to determine the extent to which our interface systems are vulnerable to those third parties' failure to make their own systems Year 2000 compliant. In the event any of our suppliers or vendors prove not to be Year 2000 compliant, we believe that we could find Year 2000 compliant replacement vendors or suppliers without significant delay or expense. Additionally, any Year 2000 problems experienced by our advertising customers could affect the placement of advertisements on our online services. Accordingly, to the extent the systems of our suppliers and advertising customers are not fully Year 2000 compliant, there can be no assurance that potential system interruptions or the cost necessary to update software will not have a material adverse affect on our business, results of operation or financial condition.

FACILITIES


         We currently lease our office facility on a year to year basis for $3,100.00 per month to provide space for administration, technical support, and customer service.


         Our facilities are adequate for our current needs and suitable additional space, when needed, will be available to accommodate expansion of our operations on commercially reasonable terms.

                            SELLING SECURITYHOLDERS


         We have agreed to register shares of one of our current stockholders for resale at the same time we are selling our own shares in this offering and to pay all offering expenses. This shareholder is selling 20,000 shares.



         We will not receive any of the proceeds of this sale.


         Although we have fixed the price of our stock, selling stockholders are free to sell at any price they desire. Sales by selling stockholders at a price lower than ours could adversely impact our ability to sell our stock and result in our receiving less proceeds than if there were not such a concurrent offering.


         The following table sets forth the name of the selling shareholder, the number of shares owned and the number of his shares being sold in connection with this offering.



     NAME                     Number of Shares              Number of Shares
                                  Owned                        Being Sold
                                  -----                        ----------



Jack DeVrieze                      250,000                       20,000
         TOTAL                                                   20,000

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 1999, by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Act of 1934 (the "Exchange Act") who is known by us to own beneficially 5% or more of the common stock, (ii) each director of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of shares authorized is 60,000,000 shares, each of which is $.001 per share par value. 12,198,354 shares have been issued and are outstanding as follows:



                              Shares Beneficially           Shares Beneficially
                              Owned Prior to Offering       Owned after Offering
                              -----------------------       --------------------
                              Number          Percent       Number       Percent
                              ------          -------       ------       -------



Robert Snyder(1)(2)(3)       4,025,000          33.0%       4,025,000     23.40%



Dennis Snyder(1)(2)(3)       4,000,000         32.79%       4,000,000     23.26%



Joseph Lechiara(3)             101,500           .83%         101,500       .59%



Barry Gilliland(2)(3)           93,319           .76%          93,319       .54%
                            ----------        -------      ----------     ------



Total Shares Outstanding    12,198,354        100.00%      17,198,354     100.0%


         Directors and officers as a group 8,219,819 shares


(1)Related by blood or marriage
(2)Directors
(3)Officers



         All shares held by officers, directors and shareholders who own 5% or more of our stock will be held in escrow pursuant to an escrow agreement required by the Ohio Division of Securities. Those insider shares may not be sold or transferred for at least one year and perhaps as long as four years, depending on the financial performance of the company. Such shares of insiders are allowed to be released from escrow if the company's audited financial statements show fully-diluted net earnings, after taxes and exclusive of extraordinary items, of at least $.60 per share (12% of our public offering price) for four consecutive quarters, or $.30 per share (6% of our public offering price) for each of two consecutive periods of four consecutive quarters. If the escrowed shares are not released under these financial criteria, then 25% of them will be released automatically on each of the fifth thru eighth anniversaries of the effective date of the registration of this offering.


                                   MANAGEMENT

         There are currently three (3) occupied seats on the Board of Directors. The following table sets forth information with respect to the directors and executive officers.

                                                                  DATE SERVICE
       NAME                     AGE        OFFICE                 COMMENCED
       ----                     ---        ------                 ---------


     Robert Snyder*          54     Chairman, President           December, 1997
                                    & Chief Executive Officer


     Joseph Lechiara         63     Chief Financial Officer       August, 1998
                                    & Treasurer

     Dennis Snyder*          43     Vice President                December, 1997
                                    of Customer Service


     Barry Gilliland*        46     Vice President,               December, 1997
                                    Operations


*Indicates Board Member


         All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors. We intend to increase the Board of Directors from its present three members to a minimum of six members by adding outside directors at our next shareholders meeting.


         The Officers and Directors of the Company are set forth below.


         ROBERT SNYDER, President, CEO, and Chairman. Mr. Snyder, as company co-founder, integrated the resources and technology into the platform that supports AlphaCom's product rollout to its distributor base. Additionally, he developed the business model that defines the Company's line of products and services. Mr. Snyder's business background includes over 34 years of related experience in establishing and maintaining start-up businesses involved in manufacturing, sales and marketing network marketing, and finance. In 1964, he established a company to sell and distribute office supplies and copy machines that has enjoyed over 34 years of continuous operation. During his career, he has demonstrated the ability to develop marketing plans and sales strategies having established five additional companies. With considerable experience in small business investment ventures, Mr. Snyder brings to AlphaCom the leadership and financial skills he employed successfully in other businesses. He most recently was an independent distributor for Quorum International until March of 1996 when he formed Alpha Beta Communications as the forerunner to AlphaCom, Inc. Mr. Snyder intends to devote full time to the Company acting in an executive capacity.


         JOSEPH LECHIARA, Chief Financial Officer. Mr. Lechiara was an Audit Partner in a big six accounting firm with 25 years experience. His responsibilities included working with start-up companies to very large Fortune 500 companies in audit, tax and consulting activities. His experience includes numerous U.S. Securities and Exchange Commission (SEC) filings and compliance with other Federal and State Regulatory agencies over a broad spectrum of industries including manufacturing, life insurance, food processing, distribution, theme parks and transportation. Before Mr. Lechiara joined the Company, he had designed and implemented accounting systems for various companies, as well as owning and operating five companies with 35 employees. Mr. Lechiara intends to devote full time to the Company acting in an executive capacity.

         DENNIS SNYDER, Vice President Customer Service. Mr. Snyder, company co-founder, has 18 years of experience in oversight of service and repair of high tech electronic equipment. He became the lead troubleshooter for an electronics firm where he performed as assistant service manager. Dennis
Snyder has owned his own software development and computer consulting businesses within his career in the computer industry. Most recently he was an independent distributor for Quorum International until June 1996 when he became service manager for Andy Sprinkler Services. In December 1997, he became the co-founder of AlphaCom, Inc. Most recently, he has been directly involved in sales and marketing of high tech products and services. Mr. Snyder intends to devote full time to the Company acting in an executive capacity.



         BARRY GILLILAND, Vice President of Administration. Mr. Gilliland has an extensive background in office and manufacturing management. His responsibilities included supervising over 50 employees as production foreman, the implementation of several company-wide programs, production scheduling, inventory control and statistical quality control. He developed and implemented a purchasing program of new products while maintaining communications with vendors. He established a corporate fleet and facility management program which produced substantial savings for the corporation. Mr. Gilliland's implementation skills are a key asset to the Company and its distributor base. From 1987 to May 1997, he was involved in corporate purchasing for Kinko's. He then became an independent consultant before joining AlphaCom in December 1997. Mr. Gilliland intends to devote full time to the Company acting in an executive capacity.


EXECUTIVE ADVISORY BOARD

         The Company will establish an informal Executive Advisory Board, appointed by Mr. Robert Snyder. The role of the Executive Advisory Board is to be available to assist our management with general business and strategic planning advice upon request from time to time. Accordingly, the Executive Advisory Board Members intend to devote themselves part-time to the affairs of the Company, as needed.


EXECUTIVE COMPENSATION


         The following table sets forth the annual remuneration for the highest paid officers and directors of the Company for the annual period ending December 31, 1998.

Name                     Capacities in Which                     Aggregate
                      Remuneration was Received                Remuneration
--------------------------------------------------------------------------------
Robert Snyder         Chairman, President and Chief              $52,000.00
                      Executive Officer
Joseph Lechiara       Chief Financial Officer (started 8/98)     $22,000.00
Dennis Snyder         Vice President Customer Service            $52,000.00
Barry Gilliland       Vice President of Administration           $38,220.00

EMPLOYMENT AGREEMENTS

         We plan to enter into employment agreements with each of Messrs. Robert Snyder, Dennis Snyder, Joseph Lechiara and Barry Gilliland which provide for an annual base compensation of $52,000, $52,000, $52,000, and $38,220, respectively, and such bonuses as the Board of Directors may from time to time determine.

STOCK OPTIONS


         We have not adopted any formal stock options plans to reward and provide incentives to its officers, directors, employees, consultants and other eligible participants, but is anticipated to do so as follows: (a) the Executive Stock Incentive Plan, (b) the Incentive Stock Option Plan, and (c) the Stock Incentive Plan. We have reserved 250,000 shares for issuance under the plans. Awards under each plan may be in the form of incentive stock options or non-qualified stock options. We will not grant non-qualified stock options with an exercise price of less than 85% of the fair market value of our common stock on the date of the grant of the relevant option. The plans will be administered by our Board of Directors, which is authorized to select the plan recipients, the time or times at which awards may be granted and the number of shares to be subject to each option awarded.

DIRECTORS' COMPENSATION

         Our directors receive no compensation for their services as directors. Members of the Executive Advisory Board will receive payment for their services, travel and other expenses incurred in connection with attendance at each meeting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Nevada law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

DIRECTORS AND OFFICERS INSURANCE

         We are exploring the possibility of obtaining directors and officers ("D & O") liability insurance. We have obtained several premium quotations but have not entered into any contract with any insurance company to provide said coverages as of the date of this Prospectus. There is no assurance that we will be able to obtain such insurance.

KEYMAN LIFE INSURANCE

         Keyman Life Insurance is expected to be purchased after the effective date of this offering in amounts up to $1 million, 50% payable to the Company and 50% payable to family beneficiaries. We are planning to purchase such insurance towards the cross purchase of shares from the estate of an officer or director and to provide us with the capital to replace the executive loss (executive search for successor, etc.).

                              CERTAIN TRANSACTIONS


         On December 5, 1997, the Board of Directors authorized the issuance of an aggregate of 8,025,000 shares as founder's stock at a price of $.001 per share, to Messrs. Robert Snyder and Dennis Snyder.

         On January 30, 1998, the Board of Directors authorized the issuance of an aggregate of 1,272,000 shares as founder's stock to its employees, and advisors to the Company at a price of $.001 per share, to approximately 26 individuals. Subsequently, (September 30, 1998) 33,000 shares were issued to employees at a price of $.18 per share.


         As of July 2, 1998, we issued 1,653,354 restricted shares (under Rule 144 to be held for a minimum of one year after issuance before free trading provided our stock is listed for trading) of its common stock to 47 minority shareholders of Alpha Beta Communications, Inc.
(ABC) and we further agreed to make a $200,000 cash payment to ABC's majority shareholder, Robert Snyder, the Chairman, President and CEO of AlphaCom, Inc. The $200,000 payment is only to paid upon AlphaCom completing a successful public Offering of our common stock. We are not liable for any other creditor, consumer, entity or payables not listed prior to June 1, 1998.

         In July 1998, we offered 750,000 units (consisting of one share of our common stock and a promissory note equal to $1.00) at $1.00 under Regulation D Rule 504. We successfully closed this Offering September 29, 1998.


         In November 1998, the Board of Directors authorized the issuance of 124,000 shares in connection with a consulting contract for services rendered. The board also reserved 500,000 shares to fund warrants to be issued in connection with a proposed interim loan of $2,500,000. Warrant holders will be entitled to purchase common stock at $1.00 a share after holding the warrants for one year.


         We subsequently sold a private placement offering at $1.00 per share, dated October 8, 1998, to twenty investors in the amount of $250,000.


         On April 19, 1999, the Board of Directors reserved 300,000 additional shares at $1.00 a share to be issued to employees in lieu of cash bonus, of which 76,000 shares has been issued as of June 30, 1999. In addition, the Board of Directors authorized the issuance of 80,000 shares to the CFO at $1.00 a share.


                           DESCRIPTION OF SECURITIES

         All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Nevada law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

COMMON STOCK


         We are authorized to issue 60,000,000 shares, at a par value $.001 per share. As of the date of this Prospectus, there are 12,198,354 shares outstanding. After giving effect to the Offering, the issued and outstanding capital stock of the Company will consist of 17,198,354 shares.


         YOU HAVE THE VOTING RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. You have no cumulative voting rights with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election.

         YOU HAVE DIVIDEND RIGHTS FOR YOUR SHARES. You and all other holders of common stock are entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.


         YOU HAVE RIGHTS IF WE ARE LIQUIDATED. Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding common stock are, and the common stock offered hereby, when issued in exchange for the consideration paid as set forth in this Prospectus, will be, fully paid and nonassessable. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.



         YOU HAVE NO RIGHT TO ACQUIRE SHARES OF STOCK BASED UPON THE PERCENTAGE OF OUR COMMON STOCK YOU OWN WHEN WE SELL MORE SHARES OF OUR STOCK TO OTHER PEOPLE. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares, result in a dilution of our percentage ownership that you hold.


                        SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of this offering, we will have 17,198,354 shares issued and outstanding assuming all the shares offered herein are sold. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" (as that term is defined under the Act) who will be subject to the resale limitations of Rule 144 promulgated under the Act.



         There will be approximately 10,878,354 shares outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.



         The common stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three
(3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally, common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.



         As of the date hereof and upon completion of the offering, none of our common stock (other than those which are qualified by the SEC in connection with this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the Common stock. Our officers, directors and certain of our security holders have agreed not to sell, transfer or otherwise dispose of their common stock or any securities convertible into common stock for a period of 12 months from the date hereof.



         Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this Prospectus are entitled to sell such common stock after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.


         There has been no public market for our common stock. With a relatively minimal public float and without a professional underwriter, there is little or no likelihood that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurance that a public market for the common stock will develop. If a public market for the common stock does develop at a future time, sales by shareholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.


                             AVAILABLE INFORMATION

         We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the common stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

         The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549 and at the Commission's regional offices at 7 World Trade Center,
13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is (http://www.sec.gov).

         We intend to furnish to our shareowners annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

    We will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including Exhibits to the information that is incorporated by reference unless the Exhibits are themselves specifically incorporated by reference). Any such request shall be directed to the Chief Financial Officer of AlphaCom, Inc., Joseph M. Lechiara, at 1035 Rosemary Boulevard, Akron, Ohio 44306, Tel.# (330) 785-5555.


         Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.



         You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.



SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



         This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "risk factors" section beginning on page 7. Therefore, you should not place undue reliance upon these forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.


                                DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company and general business conditions.

                              STOCK TRANSFER AGENT

         Our transfer agent and registrar of the common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10004.

                                    EXPERTS


         Our consolidated combined financial statements of AlphaCom, Inc. and subsidiary and Alpha Beta Communications, Inc. which include the subsidiaries (development stage companies) as of and for the year ending December 31, 1997 and 1998 have been audited by Spector & Saulino, L.L.C., CPAs, 4040 Embassy Parkway, Akron, Ohio 44333, independent auditors, as set forth in their report included herein and incorporated herein by reference. Such consolidated financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

         There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel. However, Robert Snyder, our president has a Federal Tax Lien filed against him which could cause his assets to be seized by the IRS, including AlphaCom's stock, if a payment arrangement is not agreed upon and complied with.

         The Law Offices of Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, N.Y. 11509, Tel. #(516) 371-4598, (http://www.garnett.com), will pass upon certain legal matters relating to the Offering.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (DEVELOPMENT STAGE COMPANIES)
               INDEX TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS





Consolidated Combined Balance Sheets - Unaudited
As of September 30, 1999 and 1998...........................................................................F-2

Consolidated Combined Statements of Operations - Unaudited For the nine months ended September 30, 1999 and 1998
And for the period from inception through September 30, 1999................................................F-4

Consolidated Combined Statements of Changes in Stockholders' Deficit - Unaudited
For the nine months ended September 30, 1999 and 1998.......................................................F-5

Consolidated Combined Statements of Cash Flows - Unaudited For the nine months ended September 30, 1999 and 1998
And for the period from inception through September 30, 1999................................................F-6

Notes to Consolidated Combined Financial Statements - Unaudited
As of and for the nine months ended September 30, 1999 and 1998.............................................F-8

Report of Independent Certified Public Accountant..........................................................F-16

Consolidated Combined Balance Sheets
As of December 31, 1998 and 1997...........................................................................F-17

Consolidated Combined Statements of Operations
For the years ended December 31, 1998 and 1997
And for the period from inception through December 31, 1998................................................F-19

Consolidated Combined Statements of Changes in Stockholders' Deficit
For the years ended December 31, 1998 and 1997.............................................................F-20

Consolidated Combined Statements of Cash Flows For the years ended December 31,
1998 and 1997
And for the period from inception through December 31, 1998................................................F-21

Notes to Consolidated Combined Financial Statements
As of and for the years ended December 31, 1998 and 1997...................................................F-23

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                CONSOLIDATED COMBINED BALANCE SHEETS - UNAUDITED
                           September 30, 1999 and 1998



                                     -----




                                     ASSETS

                                                                                   1999                  1998
                                                                                   ----                  ----

Current assets:
   Cash                                                                      $      16,850          $    115,684
   Accounts receivable, trade less allowance for
      doubtful accounts of $5,000 in 1999                                            1,315                11,648
   Accounts receivable, other                                                       19,663                41,040
   Prepaid expenses and other current assets                                       330,100                29,750
   Inventories                                                                      43,681                19,359
                                                                             -------------          ------------

              Total current assets                                                 411,609               217,481
                                                                             -------------          ------------

Property and equipment:
   Machinery and equipment                                                          91,408                45,605
   Furniture and fixtures                                                           38,132                32,533
   Vehicles                                                                         54,539                60,597
   Leasehold improvements                                                           34,580                35,225
                                                                             -------------          ------------

                                                                                   218,659               173,960

       Less accumulated depreciation
         and amortization                                                           47,298                25,560
                                                                             -------------          ------------

              Total property and equipment                                         171,361               148,400
                                                                             -------------          ------------

Other assets:
   Advance on investment                                                           205,000               205,000
   Deposits                                                                          7,297                11,779
                                                                             -------------          ------------

              Total other assets                                                   212,297               216,779
                                                                             -------------          ------------


              Total assets                                                   $     795,267          $    582,660
                                                                             =============          ============





                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
           CONSOLIDATED COMBINED BALANCE SHEETS, Continued - UNAUDITED
                           September 30, 1999 and 1998



                                     -----




                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                 1999           1998
                                                                 ----           ----

Current liabilities:
   Notes payable, officer-stockholder                         $   693,806    $   772,156
   Notes payable, stockholders, less unamortized
     discount of $59,900 in 1998                                  740,735        690,049
   Notes payable, others                                          776,900           --
   Current portion of long-term debt                              169,178          8,450
   Accounts payable, trade                                        855,030        345,316
   Accrued interest, officer-stockholder                           44,242           --
   Accrued interest, stockholders                                  60,726         22,500
   Accrued interest, others                                        20,136           --
   Accrued expenses                                               131,529          2,732
   Deferred compensation                                          129,648         76,300
                                                              -----------    -----------

       Total current liabilities                                3,621,930      1,917,503
                                                              -----------    -----------

Long-term liabilities:
   Long-term debt, net of current portion                          18,839         26,741
                                                              -----------    -----------

       Total long-term liabilities                                 18,839         26,741
                                                              -----------    -----------

       Total liabilities                                        3,640,769      1,944,244
                                                              -----------    -----------

Stockholders' deficit:
   Common stock                                                   266,748        266,283
   Additional paid-in capital                                     567,122        144,002
   Treasury stock                                                  (1,653)        (1,653)
   Deficit accumulated during the development
     stage                                                     (3,677,719)    (1,770,216)
                                                              -----------    -----------


       Total stockholders' deficit                             (2,845,502)    (1,361,584)
                                                              -----------    -----------

       Total liabilities and stockholders' deficit            $   795,267    $   582,660
                                                              ===========    ===========




                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
           CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS - UNAUDITED
              for the nine months ended September 30, 1999 and 1998
          and for the period from inception through September 30, 1999


                                     -----


                                              Cumulative
                                            From Inception
                                           April 19, 1996 to
                                          September 30, 1999           1999                 1998
                                          ------------------           ----                 ----

Net sales, communication equipment          $       346,429       $       116,098       $       156,237

Cost of sales, communication equipment              159,718                57,474                62,858
                                            ---------------       ---------------       ---------------

         Gross profit, equipment                    186,711                58,624                93,379
                                            ---------------       ---------------       ---------------

Net sales, communication services                   124,402                78,108                 8,786

Cost of sales, communication services                65,526                41,205                18,920
                                            ---------------       ---------------       ---------------

         Gross profit (loss), services               58,876                36,903               (10,134)
                                            ---------------       ---------------       ---------------

         Total gross profit                         245,587                95,527                83,245

Selling, general and administrative
     expenses                                     3,592,321             1,287,436             1,353,826
                                            ---------------       ---------------       ---------------

         Loss from operations                    (3,346,734)           (1,191,909)           (1,270,581)
                                            ---------------       ---------------       ---------------


Other income (expense):
   Other                                              9,276                  --                    --
   Interest expense                                (340,261)             (141,016)             (135,336)
                                            ---------------       ---------------       ---------------

         Total other expense                       (330,985)             (141,016)             (135,336)
                                            ---------------       ---------------       ---------------

         Net loss                           $    (3,677,719)      $    (1,332,925)      $    (1,405,917)
                                            ===============       ===============       ===============


         Net loss per common share          $          (.37)      $          (.11)      $          (.14)
                                            ===============       ===============       ===============




                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
     CONSOLIDATED COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT -
                                   UNAUDITED
             for the nine months ended September 30, 1999 and 1998


                                     -----


                                            Common                                             Deficit
                                             Stock      Par Value                            Accumulated
                                          Issued and       of       Additional   Treasury    During the          Total
                             Date of      Outstanding    Common       Paid-in      Stock     Development     Stockholders'
                           Transaction      Note 16       Stock       Capital     Note 7        Stage           Deficit
                           -----------      -------       -----       -------     ------        -----           -------
Balances at
   December 31,1997                        8,025,749   $  258,175  $     3,814 $   --      $   (364,299)  $    (102,310)

   Stock issued               1/30/98              1        4,400         --       --              --             4,400

   Stock issued to key
     employees ($.001
     per share)               1/30/98      1,272,000        1,272         --       --              --             1,272

   Stock issued for
     limited asset purchase
     from Alpha Beta Communi-
     cations, Inc. ($.001 per
     share).  See Note 2.      7/2/98      1,653,292        1,653         --     (1,653)           --              --

   Stock issued in association
     with debt. ($.18 per share).
     See Note 5.              Various        750,000          750      134,281     --              --           135,031

   Stock issued to key
     employees  ($.18 per
      share)                   9/3/98         33,000           33        5,907     --              --             5,940

   Net loss for the nine months
     ended September 30, 1998                   --           --           --       --        (1,405,917)     (1,405,917)
                                          ----------   ----------   ---------- ---------   ------------   -------------

Balances at September 30, 1998            11,734,042   $  266,283   $  144,002 $ (1,653)   $ (1,770,216)  $  (1,361,584)
                                          ==========   ==========   ========== =========   ============   =============

Balances at
   December 31, 1998             --       11,984,042   $  266,533   $  393,752 $ (1,653)   $ (2,344,794)  $  (1,686,162)

   Stock issuance costs       3/31/99           --           --        (41,415)    --              --           (41,415)

   Stock issued to key
     employees ($1.00
     per share)               4/19/99        156,000          156      155,844     --              --           156,000

   Stock issued in connection
     with consulting services
     ($1.00 per share)         6/1/99         59,000           59       58,941     --              --            59,000

   Net loss for the nine months
     ended September 30, 1999                   --           --           --       --        (1,332,925)     (1,332,925)
                                          ----------   ----------   ---------- ---------   ------------   -------------



Balances at September 30, 1999            12,199,042   $  266,748   $  567,122 $ (1,653)   $ (3,677,719)  $  (2,845,502)
                                          ==========   ==========   ========== =========   ============   =============





                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
           CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS - UNAUDITED
              for the nine months ended September 30, 1999 and 1998
          and for the period from inception through September 30, 1999
                           Increase (Decrease) in Cash


                                     -----


                                                           Cumulative
                                                         From Inception
                                                        April 19, 1996 to
                                                       September 30, 1999          1999                  1998
                                                       ------------------          ----                  ----

Cash flows from operating activities:
   Net loss                                               $  (3,677,719)     $  (1,332,925)        $  (1,405,917)
                                                          -------------      -------------         -------------

Adjustments to reconcile net loss
 to net cash used in operating activities:
   Depreciation and amortization                                182,298             64,446                91,885

(Increase) decrease in assets:
   Accounts receivable, trade                                    (1,315)             7,143               (11,648)
   Accounts receivable, employees                                  --                5,710                  --
   Accounts receivable, other                                   (19,663)           (12,123)              (41,040)
   Prepaid expenses and other current assets                   (330,100)           (61,595)              (28,500)
   Inventories                                                  (43,681)           (23,046)              (19,359)
   Deposits                                                      (7,297)             6,043                13,940

Increase (decrease) in liabilities:
   Accounts payable, trade                                      855,030            164,490               318,842
   Accrued interest, officer-stockholder                         44,242             28,060                  --
   Accrued interest, stockholders                                60,726             24,269                22,500
   Accrued interest, others                                      20,136             20,136                  --
   Accrued expenses                                             131,529             74,881                 2,732
   Deferred   compensation                                      129,648             28,348                44,800
                                                          -------------      -------------         -------------

     Total adjustments                                        1,021,553            326,762               394,152
                                                          -------------      -------------         -------------

     Net cash used in operating activities                   (2,656,166)        (1,006,163)           (1,011,765)
                                                          -------------      -------------         -------------

Cash flows from investing activities:
   Purchase of property and equipment                          (218,659)           (52,618)              (41,498)
   Advance on investment                                       (205,000)              --                (205,000)
                                                          -------------      -------------         -------------


     Net cash used in investing activities                     (423,659)           (52,618)             (246,498)
                                                          -------------      -------------         -------------







                     The accompanying notes are an integral
                       part of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
      CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS, Continued - UNAUDITED
              for the nine months ended September 30, 1999 and 1998
          and for the period from inception through September 30, 1999
                           Increase (Decrease) in Cash


                                     -----



                                                          Cumulative
                                                        From Inception
                                                       April 19, 1996 to
                                                      September 30, 1999            1999                  1998
                                                      ------------------            ----                  ----

Cash flows from financing activities:
   Proceeds from long-term debt                                 203,924               160,000                  --
   Repayment of long-term debt                                  (15,907)               (6,421)               (6,298)
   Proceeds from notes payable, officer-
     stockholder                                                721,306                  --                 772,156
   Repayment of notes payable, officer-
     stockholder                                                (27,500)              (27,500)                 --
   Proceeds from notes payable, stockholders                    655,000                40,000               454,000
   Repayment of notes payable, stockholders                     (49,265)              (49,265)                 --
   Proceeds from notes payable, others                          776,900               776,900                  --
   Purchase of treasury stock                                    (1,653)                 --                  (1,653)
   Stock issuance costs                                         (41,415)              (41,415)                 --
   Proceeds from the sale of stock                              875,285               215,000               148,296
                                                        ---------------       ---------------       ---------------

         Net cash provided by financing
            activities                                        3,096,675             1,067,299             1,366,501
                                                        ---------------       ---------------       ---------------

         Net increase in cash                                    16,850                 8,518               108,238

Cash, beginning of period                                          --                   8,332                 7,446
                                                        ---------------       ---------------       ---------------

Cash, end of period                                     $        16,850       $        16,850       $       115,684
                                                        ===============       ===============       ===============


Supplemental disclosures of cash flow information:
   Cash paid during the period for:
     Interest                                           $        80,157       $        32,331       $        37,787
                                                        ===============       ===============       ===============




Included in depreciation and amortization is amortization of a discount on notes payable, stockholders totaling $36,220 and $75,049 for the period ended September 30, 1999 and 1998, respectively.



                     The accompanying notes are an integral
                       part of these financial statements.

         NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS - UNAUDITED



                                     -----




1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


     NATURE OF OPERATIONS


     AlphaCom, Inc. ("AlphaCom") was incorporated on December 1, 1997 under the laws of the State of Nevada and commenced operations on January 1, 1998. AlphaCom will distribute high-technology communication products and services to consumers who utilize the internet. Sales and distribution will be accomplished through a network marketing system in North America and through authorized distributors and licensees in countries outside of North America.



     The following is a summary of significant accounting policies:


     PRINCIPLES OF CONSOLIDATION


     The accompanying consolidated combined financial statements include the accounts of AlphaCom and its wholly-owned subsidiary (AlphaCom Canada, Ltd.) together with Alpha Beta Communication, Inc., a company affiliated through common management and ownership (the "Company"). All significant intercompany profits, balances, and transactions have been eliminated in consolidation.


     FOREIGN CURRENCY TRANSLATION


     The Company's account balances that are in Canadian currency (which result from the Canadian subsidiary) have been translated in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities have been translated at exchange rates as of the end of the year. Income and expense accounts have been translated at the average exchange rates during the year. Due to limited activity at the Canadian subsidiary, there were no transaction gains and losses from remeasurement of monetary assets, liabilities, income and expense.


     FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at September 30, 1999 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.


     INVENTORIES

     Inventories consist primarily of computer communication hardware and software and are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED


                                     -----



1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     (Continued)


     DEPRECIATION

     Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets for financial statement purposes; accelerated methods are primarily used for tax purposes.

     INCOME TAXES


     Income taxes are provided for the tax effect of transactions reported in the consolidated combined financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment, and various reserves and accruals for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.


     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.

     The Company grants credit to its customers. The Company performs ongoing credit evaluations of its customers and does not require collateral.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     EARNINGS PER SHARE


     Basic earnings per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if the dilutive agreement resulted in the issuance of common stock that then shared in the earnings of the Company.



     At September 30, 1999, 32,000 shares of potential common stock related to detachable warrants on a secured loan agreement (Note 6) were excluded from the computation of diluted loss per share because their inclusion would have an antidilutive effect on loss per share.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED


                                     -----



2.   LIMITED ASSET PURCHASE:



     In July of 1998, AlphaCom entered into a Limited Asset Purchase Agreement (Agreement) with Alpha Beta Communications, Inc. ("ABC"). An officer stockholder of AlphaCom owned 92% of ABC at the time of the Agreement. The Agreement provided for the purchase of substantially all of the assets and assumption of certain liabilities of ABC in exchange for $475,767 due AlphaCom from ABC and the issuance of 1,653,354 shares of $.001 par value common stock, issued to the minority stockholders of ABC. The tangible assets acquired included accounts receivable, inventories, property and equipment, prepaid and other assets. Management estimated the fair market value of these assets to be $208,950. In addition, AlphaCom acquired intangible assets including trade names, client list, distributor base and/or subscribers. As part of the transaction, AlphaCom also assumed liabilities of $37,507. In addition, AlphaCom has a commitment to pay $200,000 to ABC's majority stockholder, who is also a stockholder in AlphaCom, contingent upon the successful public offering of AlphaCom.



     The transaction, between entities under common control, has been recorded utilizing historical costs for recorded asset and liability accounts and par value for common stock issued. No value has been assigned to intangible assets acquired.



     AlphaCom exchanged 1,653,354 shares of its common stock for assets of ABC. The issuance of AlphaCom's shares has been recorded at par value ($.001 per share). ABC exchanged AlphaCom's stock for the minority shares outstanding of ABC. The minority shares are held as treasury stock of ABC and valued at par value of AlphaCom's shares.




3.   PREPAID EXPENSES AND OTHER CURRENT ASSETS:



     Prepaid expenses and other current assets consist of the following at September 30, 1999 and 1998:



                                                                                   1999                  1998
                                                                                   ----                  ----

       Prepaid royalties                                                       $   320,000            $   10,000
       Prepaid rent and expenses                                                    10,100                19,750
                                                                               -----------            ----------

                                                                               $   330,100            $   29,750
                                                                               ===========            ==========



     The Company prepaid royalties due on sales of software made available through a development firm. These royalties will be amortized as sales of software and recognized on a per unit basis over the next year.




4.   NOTES PAYABLE, OFFICER-STOCKHOLDER:



     AlphaCom has notes payable to an officer-stockholder amounting to $693,806 and $772,156 at September 30, 1999 and 1998. The notes bear interest at rates ranging from 5.1% to 5.6%, are unsecured and are payable in full on January 31, 2000. The weighted average of the interest rates is 5.54% and the estimated fair value of these notes equals their book value at September 30, 1999.



     Accrued interest on notes payable, officer-stockholder amounts to $44,242 at September 30, 1999. No interest has been paid on notes payable, officer-stockholder.

     NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED


                                     -----



5.   NOTES PAYABLE:



     In 1998 AlphaCom entered into a number of transactions with individual creditors and issued unsecured notes payable. The notes payable, stockholders aggregate $740,735 and $690,049 at September 30, 1999 and 1998, respectively. The terms of the notes include interest at a stated rate of 12% per annum together with one share of AlphaCom's $.001 par value common stock for each one dollar borrowed. For purposes of this transaction, management valued the common stock at $.18 per share at the time of the stock issuance. The notes mature at various dates in 1999.



     The aggregate discount on the notes payable, stockholders was determined by management to be approximately $135,000 and is being amortized over the estimated life of the notes stockholders. The estimated fair value of these notes equals their book value.



     Notes payable, others in the amount of $776,900 at September 30, 1999 consists of notes and advances payable to individuals bearing interest at 12%. The notes and advances are unsecured and are due after the Company obtains additional financing.




6.   LONG-TERM DEBT:



     Long-term debt consists of the following at September 30, 1999 and 1998:



                                                                1999          1998
                                                                ----          ----
Senior secured loan agreement bearing interest at 12%
The note matures March 30, 2000 at which time
a balloon payment for the entire principal is due             $160,000      $   --

Note payable, bank, due in monthly installments
of $453, including interest at 8.39%.  The note
payable is collateralized by a vehicle and matures
July 2002                                                       13,677        17,781

Note payable, bank, due in monthly installments of $468,
including interest at 10.17%.  The note payable is
collateralized by a vehicle and matures July 2002               14,340        17,410
                                                              --------      --------

                                                               188,017        35,191
Less current maturities                                        169,178         8,450
                                                              --------      --------

                                                              $ 18,839      $ 26,741
                                                              ========      ========



     On March 26, 1999 AlphaCom entered into a senior secured loan agreement with a lender. Under the terms of the agreement, the lender was to use its best efforts to loan $2,500,000 to AlphaCom from the sale of participation interests to investors. The lender required the pledge of all of the assets of AlphaCom as security for the loan. The loan agreement provided for detached warrants to the lender for the purchase of up to 500,000 shares of AlphaCom's common stock, at $1.00 per share, limited to 20% of the dollar amount loaned to the Company. The warrants cannot be exercised until one year from the date of the loan and expire after five years from the date of the loan. The agreement expired July 15, 1999.



     At September 30, 1999, under the terms of the agreement, the lender has a warrant for 32,000 shares of the common stock of AlphaCom.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED


                                     -----


6.   LONG-TERM DEBT:  (Continued)



     The book value of these notes equals their estimated fair market value at September 30, 1999. The following is a schedule of maturities for the next three years ending September 30 and in the aggregate for long-term debt owed by AlphaCom at September 30, 1999:



              2000                                              $   169,178
              2001                                                    9,936
              2002                                                    8,903
                                                               ------------



                                                                $   188,017
                                                               ============




7.   STOCKHOLDERS' DEFICIT:



     The consolidated combined stockholders deficit at September 30, 1999 and 1998 are composed of:



             1999           Number of
             ----            Common
                             Shares        Par value     Additional
                            Issued and     of common       Paid in      Treasury         Accumulated
                           Outstanding       Stock         Capital       Stock              Deficit          Total
                           -----------       -----         -------       -----              -------          -----

     AlphaCom, Inc.
       and subsidiary       12,198,354    $   12,198    $   563,308    $     --       $   (2,752,745)     $  (2,177,239)

     Alpha Beta
       Communica-
       tions, Inc.                 688       254,550          3,814        (1,653)          (924,974)          (668,263)
                           -----------    ----------    -----------    ----------     --------------      -------------

                            12,199,042    $  266,748    $   567,122    $   (1,653)    $   (3,677,719)     $  (2,845,502)
                           ===========    ==========    ===========    ==========     ==============      =============




             1998           Number of
             ----            Common
                             Shares        Par value     Additional
                            Issued and     of common       Paid in      Treasury         Accumulated
                           Outstanding       Stock         Capital       Stock              Deficit          Total
                           -----------       -----         -------       -----              -------          -----

     AlphaCom, Inc.
       and subsidiary       11,733,354    $   11,733    $   140,188    $     --       $     (837,619)     $    (685,698)
     Alpha Beta
       Communica-
       tions, Inc.                 688       254,550          3,814        (1,653)          (932,597)          (675,886)
                           -----------    ----------    -----------    ----------     --------------      -------------

                            11,734,042    $  266,283    $   144,002    $   (1,653)    $   (1,770,216)     $  (1,361,584)
                           ===========    ==========    ===========    ==========     ==============      =============



     As noted in Note 16, AlphaCom has authorized common shares of 60,000,000. Alpha Beta Communications, Inc. has authorized common shares of 750.



     Treasury shares at September 30, 1999 consist of 62 shares of Alpha Beta Communications, Inc. acquired in connection with the Limited Asset Purchase described in Note 2.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED


                                     -----



8.   OPERATING LEASE COMMITMENTS:



     AlphaCom is obligated under non-cancelable leases for the use of the operating facility, an automobile and a copier. The leases expire at various dates through 2001 and the facility lease allows for one one-year renewal beginning in December 2000. Certain of the leases require the lessee to bear the cost of insurance and maintenance.



     Approximate future minimum obligations under non-cancelable lease commitments for years ending September 30 are as follows:



                           2000                                                $  16,500
                           2001                                                    2,900
                                                                               ---------

                                                                               $  19,400
                                                                               =========



     Rent expense was approximately $48,600 and $34,000 in 1999 and 1998, respectively.




9.   INCOME TAXES:



     The following reconciles income taxes (benefit) reported in the consolidated combined financial statements to taxes that would be obtained by applying the U.S. federal statutory rate to loss before income taxes (benefit) at September 30, 1999 and 1998:



                                                                                   1999                  1998
                                                                                   ----                  ----

     Expected taxes (benefit) using statutory rate of 34%                    $    (453,194)         $   (478,012)
       Non-deductible expenses                                                       1,900                 1,309
       Taxable gain on limited asset purchase                                         --                 106,635
       Deductible expenses                                                          (7,674)               (2,558)
       State income tax benefit                                                    (77,755)              (63,127)
       Other                                                                        (1,277)                1,753
       Increase in valuation allowance                                             538,000               434,000
                                                                             -------------          ------------

       Benefit of income taxes                                               $        --            $       --
                                                                             =============          ============

     The deferred tax assets consist of the following components:

       Deferred federal long-term tax asset                                  $   1,115,000          $    495,000
       Deferred state long-term tax asset                                          189,000                84,000
       Deferred federal long-term tax liability                                     (7,000)               (1,000)
       Deferred state long-term tax liability                                       (1,000)                 --
       Valuation allowance                                                      (1,296,000)             (578,000)
                                                                             -------------          ------------

              Total deferred long-term tax asset                             $        --            $       --
                                                                             =============          ============



     Federal and state deferred tax assets related to net operating loss carryforwards are approximately $1,115,000 and $189,000, respectively. The federal net operating loss may be carried forward for twenty years while the state net operating loss may be carried forward for fifteen years. As discussed in Note 14, the Company is a development stage entity. As such, the Company lacks an operating history and therefore, a valuation allowance has been recorded to offset the deferred tax assets and the benefit of income taxes. Actual results could differ from this estimate.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED


                                     -----


10.  RELATED PARTY TRANSACTIONS:



     Certain key officers of AlphaCom have agreed to defer a percentage of their compensation until such time as AlphaCom completes its anticipated public offering. Amounts deferred through September 30, 1999 and 1998 totaling $129,648 and $76,300, respectively have been included as current liabilities in the accompanying consolidated financial statements.



     See Notes 2, 4 and 5 for discussion of other related party transactions.




11.  JOINT VENTURE AND INVESTMENT AGREEMENTS:



     In May 1998, AlphaCom entered into an agreement with a corporation to establish a joint venture to use, develop, market and/or resell certain proprietary data transmission technology developed by the corporation. AlphaCom will own 51% of the joint venture, with the corporation owning the remaining 49%. Use of the joint venture's technology by end users will require certain royalties to be paid to the joint venture. As of September 30, 1999, the joint venture has not commenced operations. AlphaCom's and the joint venture's future operations are dependent on the effectiveness of this technology and the continuation of this agreement.



     AlphaCom also has an agreement whereby it will invest $705,000 directly into the corporation. In accordance with the agreement, as of September 30, 1999, AlphaCom has advanced $205,000 on this investment and no shares of the corporation have been issued to AlphaCom. AlphaCom is to remit the remaining $500,000 commitment upon the completion of its public offering, at which time the corporation will issue shares to AlphaCom.




12.  COMMITMENTS AND CONTINGENCIES:



     As of September 30, 1999, AlphaCom has entered into two commitments with a software provider. The first commitment requires AlphaCom to acquire 40,000 units of software at a total cost of $1,080,000. As of September 30, 1999, the Company has paid $10,000 towards this commitment. The second commitment requires AlphaCom to acquire 15,000 units of other software at a total cost of $945,000. As of September 30, 1999, no money has been paid on this commitment and no units have been acquired.



     Effective December 4, 1998, AlphaCom entered into an agreement with an entity whereby the entity will provide consulting services to AlphaCom, Inc. and Subsidiary. As a result of this agreement, AlphaCom is required to pay $124,000 and to issue 124,000 shares of its stock to the consulting entity for services rendered over the two year term of the contract. As of September 30, 1999, AlphaCom has expensed $34,500 of cash payments and issued 59,000 shares of stock required under the contract. In December of 1999, the Agreement was renewed and amended to provide for a clarification of consulting services to be provided and the issuance of 73,800 shares of stock of AlphaCom due for current and future services.



     AlphaCom has an agreement with an internet service provider whereby it will provide internet access to AlphaCom's customers at a fixed monthly fee. Under the terms of the agreement, AlphaCom is required to sell 25,000 IDT internet access accounts. As of September 30, 1999 200 such accounts have been sold.



     In November, 1999, AlphaCom entered into consulting and stock purchase and option agreements with a company. The stock purchase and option agreement provides for the sale of 20,000 common shares of AlphaCom at $5.00 per share and an option to purchase up to 980,000 shares at $5.00 per share during the twelve months following the agreement.



     See Notes 2 and 10 for discussion of other commitments.

   NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS, Continued - UNAUDITED



                                     ------




13.  RESEARCH AND DEVELOPMENT COSTS:



     Research and development costs related to both future and present products are charged to operations as incurred. The Company recognized approximately $52,200 and $584,100 of research and development costs during the nine months ended September 30, 1999 and 1998, respectively.




14.  DEVELOPMENT STAGE ENTITY:



     AlphaCom was formed in December 1997 to distribute high-technology communication products and services to consumers who utilize the Internet. Activities since that time have primarily been devoted to raising capital, obtaining financing, product development and administrative functions. The future viability of AlphaCom is dependent upon its ability to successfully obtain sufficient capital and market acceptance of its products. AlphaCom has developed operating plans based upon levels of cash flows and financing ultimately achieved. There can be no assurance that AlphaCom will achieve or sustain profitability or positive cash flow from its operations, which, if not achieved, will materially adversely affect AlphaCom's business, operating results and financial condition.



15.  IMPACT OF YEAR 2000:



     Some of AlphaCom's computer programs may have been written using two digits rather than four to define the applicable year. As a result, those computer programs may have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



     AlphaCom is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for year 2000 compliance.



16.  INCREASE IN AUTHORIZED COMMON STOCK:



     On May 6, 1999, AlphaCom's stockholders held a special meeting where they approved an increase in the number of authorized common shares from 20,000,000 to 60,000,000. This transaction had no effect on the number of common shares outstanding or the par value of the common shares.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------





To the Stockholders and
   Board of Directors of AlphaCom, Inc. and Subsidiary and Affiliate:



We have audited the accompanying consolidated combined balance sheets of AlphaCom, Inc. and Subsidiary and Affiliate (development stage companies) as of December 31, 1998 and 1997, and the related consolidated combined statements of operations, changes in stockholders' deficit and cash flows for the years then ended and for the period from April 19, 1996 (inception) to December 31, 1998. These consolidated combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated combined financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



In our opinion the consolidated combined financial statements referred to above present fairly, in all material respects, the financial position of AlphaCom, Inc. and Subsidiary and Affiliate as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended and for the period from April 19, 1996 (inception) to December 31, 1998 in conformity with generally accepted accounting principles.



The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the future viability of the Company is dependent upon its ability to successfully obtain sufficient capital and market acceptance of its products. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                     SPECTOR & SAULINO, CPAs, L.L.C.





Akron, Ohio
December 13, 1999

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                      CONSOLIDATED COMBINED BALANCE SHEETS
                           December 31, 1998 and 1997


                                     ------


                                     ASSETS



                                                        1998          1997
                                                        ----          ----



[S]                                                   [C]           [C]
Current assets:
   Cash                                               $  8,332      $  7,446
   Accounts receivable trade, less allowance for
     doubtful accounts of $7,000 in 1998                 8,458          --
   Accounts receivable, employees                        5,710          --
   Accounts receivable, other                            7,540          --
   Prepaid expenses and other current assets           268,505         1,250
   Inventories                                          20,635          --
                                                      --------      --------



       Total current assets                            319,180         8,696
                                                      --------      --------



Property and equipment:
   Machinery and equipment                              38,790        26,377
   Furniture and fixtures                               38,132        21,905
   Vehicles                                             54,539        60,597
   Leasehold improvements                               34,580        23,583
                                                      --------      --------



                                                       166,041       132,462
   Less accumulated depreciation
       and amortization                                 19,072         8,724
                                                      --------      --------



       Total property and equipment                    146,969       123,738
                                                      --------      --------



Other assets:
   Advance on investment                               205,000          --
   Deposits                                             13,340        25,719
                                                      --------      --------



       Total other assets                              218,340        25,719
                                                      --------      --------




       Total assets                                   $684,489      $158,153
                                                      ========      ========



                   The accompanying notes are an integral part
                         of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                 CONSOLIDATED COMBINED BALANCE SHEETS, Continued
                           December 31, 1998 and 1997


                                     -----


                      LIABILITIES AND STOCKHOLDERS' DEFICIT



                                                            1998              1997
                                                            ----              ----

Current liabilities:
   Note payable, officer-stockholder                    $   721,306       $      --
   Notes payable, stockholders, less unamortized
      discount of $36,220 at December 31, 1998              713,780           161,000
   Current portion of long-term debt                          8,648             7,989
   Accounts payable, trade                                  690,540            26,474
   Accrued interest, officer-stockholder                     16,182              --
   Accrued interest, stockholders                            36,457              --
   Accrued expenses                                          56,648              --
   Deferred compensation                                    101,300            31,500
                                                        -----------       -----------

       Total current liabilities                          2,344,861           226,963
                                                        -----------       -----------

Long-term liabilities:
   Long-term debt, net of current portion                    25,790            33,500
                                                        -----------       -----------

       Total long-term liabilities                           25,790            33,500
                                                        -----------       -----------

       Total liabilities                                  2,370,651           260,463
                                                        -----------       -----------

Stockholders' deficit (Note 7):
   Common stock                                             266,533           258,175
   Additional paid-in capital                               393,752             3,814
   Treasury stock                                            (1,653)             --
   Deficit accumulated during the development
     stage                                               (2,344,794)         (364,299)
                                                        -----------       -----------


       Total stockholders' deficit                       (1,686,162)         (102,310)
                                                        -----------       -----------

       Total liabilities and stockholders' deficit      $   684,489       $   158,153
                                                        ===========       ===========




                   The accompanying notes are an integral part
                         of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                 CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS
                 for the years ended December 31, 1998 and 1997
           and for the period from inception through December 31, 1998


                                     -----


                                                  Cumulative
                                                From Inception
                                               April 19, 1996 to
                                               December 31, 1998        1998              1997
                                               -----------------        ----              ----

Net sales, communication equipment                $   230,331       $   177,322       $    53,009

Cost of sales, communication equipment                102,244            58,333            43,911
                                                  -----------       -----------       -----------

         Gross profit, equipment                      128,087           118,989             9,098
                                                  -----------       -----------       -----------

Net sales, communication services                      46,294            46,294              --

Cost of sales, communication services                  24,321            24,321              --
                                                  -----------       -----------       -----------

         Gross profit, services                        21,973            21,973              --
                                                  -----------       -----------       -----------

         Total gross profit                           150,060           140,962             9,098

Selling, general and administrative expenses        2,304,885         1,933,094           369,364
                                                  -----------       -----------       -----------

         Loss from operations                      (2,154,825)       (1,792,132)         (360,266)
                                                  -----------       -----------       -----------

Other income (expense):
   Other                                                9,276             9,276              --
   Interest expense                                  (199,245)         (197,639)           (1,606)
                                                  -----------       -----------       -----------

         Net other expense                           (189,969)         (188,363)           (1,606)
                                                  -----------       -----------       -----------

         Net loss                                 $(2,344,794)      $(1,980,495)      $  (361,872)
                                                  ===========       ===========       ===========

         Net loss per common share                $      (.25)      $      (.19)      $      (.05)
                                                  ===========       ===========       ===========


                   The accompanying notes are an integral part
                         of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
      CONSOLIDATED COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                 for the years ended December 31, 1998 AND 1997


                                     -----


                                            Common                                              Deficit
                                             Stock     Par Value                              Accumulated
                                          Issued and      of        Additional    Treasury    During the          Total
                              Date of     Outstanding   Common        Paid-in       Stock     Development     Stockholders'
                            Transaction     Note 16      Stock        Capital      Note 7        Stage           Deficit
                            -----------     -------      -----        -------      ------        -----           -------

Balances at
   December 31,1996                             688   $      50    $    --     $     --       $    (2,427)       (2,377)

     Stock issued             Various     8,025,061     258,125        3,814         --              --         261,939

     Net loss for 1997                                     --           --           --          (361,872)     (361,872)
                                         ----------   ---------    ---------   -----------    -----------   -----------

Balances at
   December 31, 1997                      8,025,749     258,175        3,814         --          (364,299)     (102,310)

     Stock issued             1/30/98             1       4,400         --           --              --           4,400

     Stock issued to key
        employees ($.001
        per share)            1/30/98     1,272,000       1,272         --           --              --           1,272

     Stock issued for limited
        asset purchase from
        Alpha Beta Communi-
        cations, Inc.
        ($.001 per share) See
        Note 2.                7/2/98     1,653,292       1,653         --         (1,653)           --            --

     Stock issued in associ-
        ation with debt ($.18
        per share). See
        Note 5.               Various       750,000         750      134,281         --              --         135,031

     Stock issued to key
        employees ($.18
        per share)            9/30/98        33,000          33        5,907         --              --           5,940

     Stock issued via private
        placement ($1.00 per
        share)                10/8/98       250,000         250      249,750         --              --         250,000

     Net loss for 1998                         --          --           --           --        (1,980,495)   (1,980,495)
                                        -----------   ---------    ---------   ----------     -----------   -----------

Balances at December 31, 1998            11,984,042   $ 266,533    $ 393,752   $   (1,653)    $(2,344,794)  $(1,686,162)
                                        ===========   =========    =========   ==========     ===========   ===========


                   The accompanying notes are an integral part
                         of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
                 CONSOLIDATED COMBINED STATEMENTS OF CASH FLOWS
                 for the years ended December 31, 1998 and 1997
           and for the period from inception through December 31, 1998
                           Increase (Decrease) in Cash


                                      ----


                                                       Cumulative
                                                     From Inception
                                                    April 19, 1996 to
                                                    December 31, 1998           1998                 1997
                                                    -----------------           ----                 ----

Cash flows from operating activities:
   Net loss                                         $    (2,344,794)      $    (1,980,495)      $      (361,872)
                                                    ---------------       ---------------       ---------------

Adjustments to reconcile net loss
   to net cash used in operating activities:
     Depreciation and amortization                          117,852               109,128                 8,724

   (Increase) decrease in assets:
     Accounts receivable, trade                              (8,458)               (8,458)                 --
     Accounts receivable, employees                          (5,710)               (5,710)                 --
     Accounts receivable, other                              (7,540)               (7,540)                 --
     Prepaid expenses and other current
       assets                                              (268,505)             (267,255)               (1,250)
     Inventories                                            (20,635)              (20,635)                 --
     Deposits (13,340)                                       12,379               (25,719)

   Increase (decrease) in liabilities:
     Accounts payable, trade                                690,540               664,066                22,660
     Accrued interest, officer-stockholder                   16,182                16,182                  --
     Accrued interest, stockholders                          36,457                36,457                  --
     Accrued expenses                                        56,648                56,648                  --
     Deferred compensation                                  101,300                69,800                31,500
                                                    ---------------       ---------------       ---------------

         Total adjustments                                  694,791               655,062                35,915
                                                    ---------------       ---------------       ---------------

         Net cash used in operating activities           (1,650,003)           (1,325,433)             (325,957)
                                                    ---------------       ---------------       ---------------

Cash flows from investing activities:
   Purchases of property and equipment                     (166,041)              (33,579)             (132,462)
   Advance on investment                                   (205,000)             (205,000)                 --
                                                    ---------------       ---------------       ---------------

         Net cash used in investing activities             (371,041)             (238,579)             (132,462)
                                                    ---------------       ---------------       ---------------



                   The accompanying notes are an integral part
                         of these financial statements.

                   ALPHACOM, INC. AND SUBSIDIARY AND AFFILIATE
                          (development stage companies)
            CONSOLIDATED COMBINED STATEMENT OF CASH FLOWS, Continued
                 for the years ended December 31, 1998 and 1997
           and for the period from inception through December 31, 1998
                           Increase (Decrease) in Cash



                                     ------



                                                        From Inception
                                                           Cumulative
                                                       April 19, 1996 to
                                                       December 31, 1998             1998                 1997
                                                       -----------------             ----                 ----


Cash flows from financing activities:
   Proceeds from long-term debt                                   43,924                   --                   43,924
   Repayment of long-term debt                                    (9,486)                (7,051)                (2,435)
   Proceeds from notes payable, officer-
      stockholder                                                721,306                721,306                   --
   Proceeds from notes payable, stockholders                     615,000                454,000                161,000
   Purchase of treasury stock                                     (1,653)                (1,653)                  --
   Proceeds from the sale of stock                               660,285                398,296                261,939
                                                        ----------------       ----------------       ----------------

       Net cash provided by financing
          activities                                           2,029,376              1,564,898                464,428
                                                        ----------------       ----------------       ----------------

       Net increase in cash                                        8,332                    886                  6,009

Cash, beginning of period                                           --                    7,446                  1,437
                                                        ----------------       ----------------       ----------------

Cash, end of period                                     $          8,332       $          8,332       $          7,446
                                                        ================       ================       ================


Supplemental disclosures of cash flow information:
   Cash paid during the period for:
       Interest                                         $         47,826       $         46,220       $          1,606
                                                        ================       ================       ================




Included in depreciation and amortization is amortization of a discount on notes payable, stockholders of $98,780 for the year ended December 31, 1998.




                   The accompanying notes are an integral part
                         of these financial statements.

               NOTES TO CONSOLIDATED COMBINED FINANCIAL STATEMENTS


                                     -----


1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     NATURE OF OPERATIONS


     AlphaCom, Inc. ("AlphaCom") was incorporated on December 1, 1997 under the laws of the State of Nevada and commenced operations on January 1, 1998. AlphaCom will distribute high-technology communication products and services to consumers who utilize the internet. Sales and distribution will be accomplished through a network marketing system in North America and through authorized distributors and licensees in countries outside of North America.



     The following is a summary of significant accounting policies:



     PRINCIPLES OF COMBINATION



     The accompanying consolidated combined financial statements include the accounts of AlphaCom and its wholly owned subsidiary (AlphaCom Canada, Ltd.). together with Alpha Beta Communication, Inc., a company affiliated through common management and ownership (the "Company"). All significant intercompany profits, balances, and transactions have been eliminated in consolidation.





     FOREIGN CURRENCY TRANSLATION


     The Company's account balances that are in Canadian currency (which result from the Canadian subsidiary) have been translated in accordance with SFAS No. 52, "Foreign Currency Translation." Assets and liabilities have been translated at exchange rates as of the end of the year. Income and expense accounts have been translated at the average exchange rates during the year. Due to limited activity at the Canadian subsidiary, there were no transaction gains and losses from remeasurement of monetary assets, liabilities, income and expense.


     FAIR VALUE OF FINANCIAL INSTRUMENTS


     The Company has a number of financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 1998, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.


     INVENTORIES

     Inventories consist primarily of computer communication hardware and software and are stated at lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Major additions and betterments are charged to the property accounts while replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference is charged or credited to income.

                                     -----

1.   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     (Continued)

     DEPRECIATION

     Depreciation is provided using primarily the straight-line method over the estimated useful lives of the assets for financial statement purposes; accelerated methods are primarily used for tax purposes.

     INCOME TAXES


     Income taxes are provided for the tax effect of transactions reported in the consolidated combined financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment, and various reserves and accruals for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.





     CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.

     The Company grants credit to its customers. The Company performs ongoing credit evaluations of its customers and does not require collateral.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     EARNINGS PER SHARE

     Basic earnings per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if the dilutive agreement resulted in the issuance of common stock that then shared in the earnings of the Company.




2.   LIMITED ASSET PURCHASE:


     In July of 1998, AlphaCom entered into a Limited Asset Purchase Agreement (Agreement) with Alpha Beta Communications, Inc. ("ABC"). An officer stockholder of AlphaCom owned 92% of ABC at the time of the Agreement. The Agreement provided for the purchase of substantially all of the assets and assumption of certain liabilities of ABC in exchange for $475,767 due AlphaCom from ABC and the issuance of 1,653,354 shares of $.001 par value common stock, issued to the minority stockholders of ABC. The tangible assets acquired included accounts receivable, inventories, property and equipment, prepaid and other assets. Management estimated the fair market value of these assets to be $208,950. In addition, AlphaCom acquired intangible assets including trade names, client list, distributor base and/or subscribers. As part of the transaction, AlphaCom also assumed liabilities of $37,507. In addition, AlphaCom has a commitment to pay $200,000 to ABC's majority stockholder, who is also a stockholder in AlphaCom, contingent upon the successful public offering of AlphaCom.

                                     ------



2.   LIMITED ASSET PURCHASE:  (Continued)



     The transaction, between entities under common control, has been recorded utilizing historical costs for recorded asset and liability accounts and par value for common stock issued. No value has been assigned to intangible assets acquired.



     AlphaCom exchanged 1,653,354 shares of its common stock for assets of ABC. The issuance of AlphaCom's shares has been recorded at par value ($.001 per share). ABC exchanged AlphaCom's stock for the minority shares outstanding of ABC. The minority shares are held as treasury stock of ABC and valued at par value of AlphaCom's shares.




3.   PREPAID EXPENSES AND OTHER CURRENT ASSETS:



     Prepaid expenses and other current assets consist of the following at December 31, 1998 and 1997:



                                                                                   1998                  1997
                                                                                   ----                  ----

       Prepaid royalties                                                     $     250,000         $        --
       Prepaid rent and expenses                                                    18,505                 1,250
                                                                             -------------         -------------

                                                                             $     268,505         $      $1,250
                                                                             =============         =============



     The Company prepaid royalties due on sales of software made available through a development firm. These royalties will be amortized as sales of software and recognized on a per unit basis over the next year.



4.   NOTES PAYABLE, OFFICER-STOCKHOLDER:



     The Company has notes payable to an officer-stockholder amounting to $721,306 at December 31, 1998. The notes bear interest at rates ranging from 5.1% to 5.6%, are unsecured and are payable in full on January 31, 2000. The weighted average of the interest rates is 5.54% and the estimated fair value of these notes equals their book value at December 31, 1998.



     Accrued interest on notes payable, officer-stockholder amounts to $16,182 at December 31, 1998. No interest has been paid on notes payable, officer-stockholder.




5.   NOTES PAYABLE, STOCKHOLDERS:



     In 1998 AlphaCom entered into a number of transactions with individual creditors and issued unsecured notes payable. The notes payable, stockholders' aggregate $713,780 and $161,000 at December 31, 1998 and 1997, respectively. The terms of the notes include interest at a stated rate of 12% per annum together with one share of AlphaCom's $.001 par value common stock for each one dollar borrowed. For purposes of this transaction, management valued the common stock at $.18 per share at the time of the transaction. The notes mature at various dates through September 1999.



     The aggregate discount on the notes payable has been recorded for financial statement purposes. The aggregate discount of approximately $135,000 is being amortized over the estimated life of the notes stockholders. The estimated fair value of these notes equals their book value at December 31, 1998.

                                    --------




6. LONG-TERM DEBT:



     Long-term debt consists of the following at December 31, 1998 and 1997:



                                                                                    1998                 1997
                                                                                    ----                 ----
     Note payable, bank, due in monthly installments
     of $453, including interest at 8.39%.  The note
     payable is collateralized by a vehicle and matures
     July 2002.                                                                 $   16,787           $   20,564

     Note payable, bank, due in monthly installments of $468,
     including interest at 10.17%.  The note payable is
     collateralized by a vehicle and matures July 2002.                             17,651               20,925
                                                                                ----------           ----------

                                                                                    34,438               41,489

     Less current maturities                                                         8,648                7,989
                                                                                ----------           ----------

                                                                                $   25,790           $   33,500
                                                                                ==========           ==========



     The book value of these notes equals their estimated fair market value at December 31, 1998. The following is a schedule of maturities for the next four years ending December 31 and in the aggregate for long-term debt owed by AlphaCom at December 31, 1998:



                           1999                                                $   8,648
                           2000                                                    9,362
                           2001                                                   10,135
                           2002                                                    6,293
                                                                               ---------

                                                                               $  34,438
                                                                               =========



7. STOCKHOLDERS' DEFICIT:



     The consolidated combined stockholders deficit at December 31, 1998 and 1997 are composed of:



             1998           Number of
             ----            Common
                             Shares        Par value     Additional
                            Issued and     of common       Paid in      Treasury         Accumulated
                           Outstanding       Stock         Capital       Stock              Deficit          Total
                           -----------       -----         -------       -----              -------          -----


     AlphaCom, Inc.
       and subsidiary       11,983,354    $   11,983    $   389,938    $     --       $   (1,419,820)     $  (1,017,899)

     Alpha Beta
       Communica-
       tions, Inc.                 688       254,550          3,814        (1,653)          (924,974)          (668,263)
                          ------------    ----------    -----------    ----------     --------------      -------------

                            11,984,042    $  266,533    $   393,752    $   (1,653)    $   (2,344,794)     $  (1,686,162)
                          ============    ==========    ===========    ==========     ==============      =============

                                    --------




7.   STOCKHOLDERS' DEFICIT:   (Continued)




             1997           Number of
             ----            Common
                             Shares        Par value     Additional
                            Issued and     of common       Paid in      Treasury         Accumulated
                           Outstanding       Stock         Capital       Stock              Deficit          Total
                           -----------       -----         -------       -----              -------          -----


     AlphaCom, Inc.
       and subsidiary        8,025,000   $     8,025    $      --      $     --       $      --          $    8,025

     Alpha Beta
       Communica-
       tions, Inc.                 749       250,150          3,814          --           (364,299)         (110,335)
                          ------------    ----------    -----------    ----------     ------------       ------------

                             8,025,749    $  258,175    $     3,814    $     --       $   (364,299)      $  (102,310)
                          ============    ==========    ===========    ==========     ============       ============



     As noted in Note 16, AlphaCom has authorized common shares of 60,000,000. Alpha Beta Communications, Inc. has authorized common shares of 750.



     Treasury shares at December 31, 1998 consist of 62 shares of Alpha Beta Communications, Inc. acquired in connection with the Limited Asset Purchase described in Note 2.



8.   OPERATING LEASE COMMITMENTS:



     AlphaCom is obligated under non-cancelable leases for the use of the operating facility, an automobile and a copier. The leases expire at various dates through 2001 and the facility lease allows for two one-year renewals beginning in December 1999. Certain of the leases require the lessee to bear the cost of insurance and maintenance.



     Approximate future minimum obligations under non-cancelable lease commitments for years ending December 31 are as follows:



                           1999                                                $  44,400
                           2000                                                    7,200
                           2001                                                      900
                                                                               ---------

                                                                               $  52,500
                                                                               =========



     Rent expense was approximately $44,000 and $18,100 in 1998 and 1997, respectively.




9.   INCOME TAXES:



     The following reconciles income taxes (benefit) reported in the consolidated combined financial statements to taxes that would be obtained by applying the U.S. federal statutory rate to loss before income tax (benefit) at December 31, 1998 and 1997:

                                    --------




9. INCOME TAXES:   (Continued)
                                                                     1998             1997
                                                                     ----             ----

Expected taxes (benefit) using statutory rate of 34%              $ (673,368)      $ (123,036)
  Non-deductible expenses                                              2,237             --
  Taxable gain on limited asset purchase                             106,635             --
  Deductible expenses                                                 (5,116)            --
  State income tax benefit                                           (96,499)         (20,844)
  Other                                                               (1,889)            (120)
  Increase in valuation allowance                                    668,000          144,000
                                                                  ----------       ----------

  Benefit of income taxes                                         $     --         $     --
                                                                  ==========       ==========

The deferred tax assets consist of the following components:

  Deferred federal short-term tax asset                           $    2,000       $     --
  Valuation allowance                                                 (2,000)            --
                                                                  ----------       ----------

         Total deferred short-term tax asset                      $     --         $     --
                                                                  ==========       ==========

  Deferred federal long-term tax asset                            $  695,000       $  123,000
  Deferred state long-term tax asset                                 118,000           21,000
  Deferred federal long-term tax liability                            (3,000)            --
  Valuation allowance                                               (810,000)        (144,000)
                                                                  ----------       ----------

         Total deferred long-term tax asset                       $     --         $     --
                                                                  ==========       ==========



     Federal and state deferred tax assets related to net operating loss carryforwards are approximately $661,000 and $112,000, respectively. The federal net operating loss may be carried forward for twenty years while the state net operating loss may be carried forward for fifteen years. As discussed in Note 14, the Company is a development stage entity. As such, the Company lacks an operating history and therefore, a valuation allowance has been recorded to offset the deferred tax assets and the benefit of income taxes. Actual results could differ from this estimate.



10.  RELATED PARTY TRANSACTIONS:



     Certain key officers of AlphaCom have agreed to defer a percentage of their compensation until such time as AlphaCom completes its anticipated public offering. Amounts deferred through December 31, 1998 and 1997 totaling $101,300 and $31,500, respectively, have been included as current liabilities in the accompanying consolidated financial statements.



     Additionally, as of December 31, 1998, AlphaCom has advanced $5,710 to employees.



     See Notes 2, 4, and 5 for discussion of other related party transactions.



11.  JOINT VENTURE AND INVESTMENT AGREEMENTS:



     In May 1998, AlphaCom entered into an agreement with a corporation to establish a joint venture to use, develop, market and/or resell certain proprietary data transmission technology developed by the corporation. AlphaCom will own 51% of the joint venture, with the corporation owning the remaining 49%. Use of the joint venture's technology by end users will require certain royalties to be paid to the joint venture. As of December 31, 1998, the joint venture has not commenced operations. AlphaCom's and the joint venture's future operations are dependent on the effectiveness of this technology and the continuation of this agreement.

                                    --------



11.  JOINT VENTURE AND INVESTMENT AGREEMENTS:   (Continued)



     AlphaCom also has an agreement whereby it will invest $705,000 directly into the corporation. In accordance with the agreement, as of December 31, 1998, AlphaCom has advanced $205,000 on this investment and no shares of the corporation have been issued to AlphaCom. AlphaCom is to remit the remaining $500,000 commitment upon the completion of its public offering, at which time the corporation will issue shares to AlphaCom.




12.  COMMITMENTS AND CONTINGENCIES:



     AlphaCom has entered into two commitments with a software provider. The first commitment requires AlphaCom to acquire 40,000 units of software at a total cost of $1,080,000. As of December 31, 1998, $10,000 has been deposited on this commitment and no units have been acquired. The second commitment requires AlphaCom to acquire 15,000 units of other software at a total cost of $945,000. As of December 31, 1998, no money has been paid on this commitment and no units have been acquired.



     AlphaCom has an agreement with an entity whereby the other entity will provide consulting services to AlphaCom, Inc. and Subsidiary. As a result of this agreement, AlphaCom, Inc. is required to pay $124,000 and to issue 124,000 shares of its stock to the consulting entity for services rendered. As of December 31, 1998, no such services have been rendered and, accordingly, no funds or shares have been provided to the consulting entity. In December of 1999, the Agreement was renewed and amended to provide for a clarification of consulting services to be provided and the issuance of 73,800 shares of stock of AlphaCom due for current and future services.



     AlphaCom has an agreement with an internet service provider whereby it will provide internet access to AlphaCom's customers at a fixed monthly fee. Under the terms of the agreement, AlphaCom is required to sell 25,000 IDT internet access accounts. As of December 31, 1998 no such accounts have been sold.



     In November, 1999, AlphaCom entered into consulting and stock purchase and option agreements with a company. The stock purchase and option agreement provides for the sale of 20,000 common shares of AlphaCom at $5.00 per share and an option to purchase up to 980,000 shares at $5.00 per share during the twelve months following the agreement.



     See Notes 2 and 10 for discussion of other commitments.




13.  RESEARCH AND DEVELOPMENT COSTS:



     Research and development costs related to both future and present products are charged to operations as incurred. The Company recognized approximately $844,200 and $16,900 of research and development costs during the years ended December 31, 1998 and 1997.



14.  DEVELOPMENT STAGE ENTITY:



     AlphaCom was formed in December 1997 to distribute high-technology communication products and services to consumers who utilize the internet. Activities since that time have primarily been devoted to raising capital, obtaining financing, product development and administrative functions. The future viability of AlphaCom is dependent upon its ability to successfully obtain sufficient capital and market acceptance of its products. AlphaCom has developed operating plans based upon levels of cash flows and financing ultimately achieved. There can be no assurance that AlphaCom will achieve or sustain profitability or positive cash flow from its operations, which, if not achieved, will materially adversely affect AlphaCom's business, operating results and financial condition.

                                    --------




15.  IMPACT OF YEAR 2000:



     Some of AlphaCom's computer programs may have been written using two digits rather than four to define the applicable year. As a result, those computer programs may have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



     AlphaCom is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for year 2000 compliance.




16.  INCREASE IN AUTHORIZED COMMON STOCK:



     On May 6, 1999, AlphaCom's stockholders held a special meeting where they approved an increase in the number of authorized AlphaCom, Inc. common shares from 20,000,000 to 60,000,000. This transaction had no effect on the number of common shares outstanding or the par value of the common shares.

================================================================================

--------------------------------------------------------------------------------
No dealer, salesperson or any other person is authorized to give any information or to make any representations in connection with this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of the Prospectus.
--------------------------------------------------------------------------------

Until October 31, 2000 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                                TABLE OF CONTENTS
Summary ..............................................................5
Our Company ..........................................................5
Risk Factors .........................................................7
Management Discussion of Analysis of Condition
and Results of Operations ............................................9
Year 2000 Readiness Disclosure ......................................12
Use of Proceeds .....................................................14
Capitalization ......................................................16
Dilution ............................................................16
Business ............................................................18
Selling Securityholders .............................................26
Principal Shareholders ..............................................27
Management ..........................................................27
Certain Transactions ................................................30
Description of Securities ...........................................31
Shares Eligible for Future Sale .....................................32
Available Information ...............................................33
Dividend Policy .....................................................34
Stock Transfer Agent ................................................34
Experts .............................................................34
Legal Matters .......................................................34
Index to Financial Statements ......................................F-1


<==============================================================================



                                ALPHA COM, INC.






                                    5,020,000
                               SHARES COMMON STOCK
                           (PAR VALUE $.001 PER SHARE)







                                 [LOGO ALPHACOM]






                                 AlphaCom, Inc.
                            1035 Rosemary Boulevard
                               Akron, Ohio 44306



                                __________, 2000



================================================================================

                 Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

         At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Nevada law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adju-dication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         SEC Registration Fee                        $         5,949.20
         Blue Sky Fees and Expenses                  $        10,000.00
         Legal Fees and Expenses                     $        16,000.00
         Printing and Engraving Expenses             $         5,000.00
         Accountant's Fees and Expenses              $        30,000.00
                                                     ------------------
                    Total                            $        66,949.20


         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


         (a)      Unregistered Securities Sold within the past three years


                         The following sets forth information relating to all
                           previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.


                         Pursuant to the asset acquisition of Alpha Beta in
                           July, 1998, we issued 1,653,354 shares, which were exempt from regis-tration under Section 4(2) of the Securities and Exchange Act since it was an exchange of assets between corporations. A copy of the contract is incorporated by reference from the exhibits in the SB-2 registration statement.



                         Pursuant to a public offering of securities effected
                           between July 27, 1998 and September 9, 1998, we issued 750,000 shares, at a price of $1.00 per share, for an aggregate consideration of $750,000. There were no brokers or underwriters. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Rule 504 of Regulation D on the basis that the transactions involved a public offering of less than $1,000,000.



                         Pursuant to a private placement of securities
                           effected between October 8, 1998 and June 8, 1999, we sold 250,000 shares to 20 investors, each of whom subscribed to purchase the shares, at a price of $1.00 per share, for aggregate consideration of $250,000. There were no brokers or underwriters. No sales commissions were paid in connection with the offering. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D on the basis that subscriptions for the offering were not solicited by advertising to the public and the transactions were private.


                         All investors had the opportunity to ask questions
                           and receive answers from all of our officers, directors and employees. In addition, they had access to review all of our corporate records and material contracts and agreements.


(i) List of persons to whom the public offering securities were sold.
---------------------------------------------------------------------
Between July 27, 1998 and September 9, 1998
Acuman Investment Group               Mary Ann Jacob                       Joseph T. Shuster
Troy D. Allen                         Brett Job                            Glenn Silverhart
M. Michael Allison                    Shyam Joshi                          Jagdish Singh
Alfred Isaac Bageya                   Cynthia A. Kalman                    Dorothy M. Sprosty
Shane C. Bailey                       Andrew Kazmer                        Ronald R. Sprosty
BC Stone (BC Stone Partners)                                               Trishia M. Sprosty
Rene Becker                           Peter D. King                        James Stamp
David P. Bell                         Brian Kirin                          Joel W. Stamp
Dan Berkley                           Steven J. Kosko                      Willard J. Stamp
Marlene Blaszczyk                     Chris Kulpinski                      Thomas J. Terry III
Henry M. Bockman                      Joseph Lechiara                      Thomas E. Tomasik
Thomas P. Bonacuse                    Barbara E. Lee                       Bac H. Tran
Stacy M. Brandt                       David Leslie                         Alan R. Trevarthen
Brimfield (Brimfield Fabrication)                                          Kinson & Victoria Tso
Kevin S. Broderick                    Jerry Leslie                         Frank S. Turkovich
Brad Byler                            Paul D. Loftus                       Gary A. Viar
Santkumar Chopra                      Derrick S. Long                      Rich Vincenti
Mary Ann and George Cloos             Rocco Lucadamo                       Garfield E. Vogen
Brian Cole                            Sharif Marzouk                       Frank A. Wahl
Joan Colling                          Dianne L. McCarthy                   Marjorie B. Webb
Travis L.Collins                      Kerri Meeks                          Michael T. Welsh
Russell A. Cramer Jr.                 Karen Mendenhall                     Bradley A. Wertz
Steven R. Cross                       Juanita Miller                       Brian E. Wertz
Lee Ann Daher                         Julie Murray                         Jonathan R. Wertz
Philip C. Davis                       Joann Nonno                          Wertz Enterprises, Inc.
Jon Jacobson & Sharon Denzel          Ormsbee (Ormsbee Enterprises)
Donald W. Ellis                       Jimmy Pappas                         James T. White
Bill Fernald                          David C. Parks II                    Terry A. White
Max & Lisa Fink                       Barrett F. Parris                    Robert H. Wilkins III
Richard T. Fontanesi                  John L. Pearl                        Charles R. Williams
James Fryar                           Robbie Pendleton, Jr.                Anthony K. Wilson
Masc A. Fugarino                      Sean A. Wilson                       Sheila P. Kelley
Luis J. Garcia                        Robert J. Phillips                   Sean Wilson
David R. Gorby                        Nathaniel M. Pine                    Jeffrey D. Zadra
Ted Gottschallk                       Edwin J. Pivcevich                   Jeffrey Dean Zadra II
Richard Grobman                       Stephen Porter                       Norbert Seidel
Donald Gross                          Ken Pridore                          Mark A. Shapiro
James Gryck                           Ardith L. Ries                       Dennis Sega
Gloria Muriel Hall                    Charles G. Salter                    Thomas M. Herman
Daniel J. Hardee                      Nick Santillo                        Joseph D. Horning
Willie G. Harrison                    A. Frank Sapper                      Andrew Inboden
Christine Henry                       Dr. Baldwin Sawyer                   Andrew J. Herman
June M.Schaut                         Shema (Shema Development)
Bruce G. & Lynn Davis Herphy
Daniel L. & Carol D. Petke

(ii) List of persons to whom the private placement offering securities were sold.
---------------------------------------------------------------------------------
Between October 8, 1998 and June 8, 1999


Richard Brandt             accredited
Bruce Clement              accredited

I. James Cummings          sophisticated
Mary Dreiman               accredited
Boris Goldstein            accredited
Gilbert Hamrick, Jr.       accredited
James Heiser               accredited
Jimmy Pappas               accredited
David Peters               sophisticated
Steve Peters               sophisticated
Daniel Peters, Sr.         sophisticated
John Piscitelli, III       accredited
John Piscitelli, Jr.       accredited
William R. Shellhase, II   accredited
Shema Development          accredited
Joel W. Stamp              accredited
Willard Stamp              accredited
David Styer                sophisticated
Bac Tran                   accredited
Edward J. Unaitis          accredited


(iii) November, 1998
         The Board of Directors authorized the issuance of 124,000 shares in connection with a consulting contract for services rendered by ITM. A copy of the contract is incorporated by reference from the exhibits in the SB-2 registration statement.



(iv) THE FOLLOWING TABLE SETS FORTH THE NAME OF EACH SELLING SHAREHOLDER AND THE NUMBER OF THEIR SHARES BEING SOLD IN CONNECTION WITH THIS OFFERING.



         NAME                      Number of Shares
Jack DeVrieze                   20,000
         TOTAL                  20,000

                              ITEM 27. - EXHIBITS
                               Index to Exhibits
--------------------------------------------------------------------------------
         SEC REFERENCE TITLE OF DOCUMENT                              LOCATION
         NUMBER
--------------------------------------------------------------------------------
         1.1      Subscription Agreement                      This filing page
--------------------------------------------------------------------------------
         3.1      Articles of Incorporation                  Previously Filed
                  w/certification by J.M. Lechiara
--------------------------------------------------------------------------------
         3.2      Amended Articles of Incorporation          Previously Filed
--------------------------------------------------------------------------------
         3.3      Bylaws                                     Previously Filed
--------------------------------------------------------------------------------
         10.1     Form of Sales Agreement                    Previously Filed
                  for Internet Service Subscribers
--------------------------------------------------------------------------------
         10.2     Limited Asset Purchase Agreement(s)        Previously Filed
                  dated July 2, 1998 by and between
                  AlphaCom, Inc. and stockholders of
                   Alpha Beta Communications, Inc.
--------------------------------------------------------------------------------
         10.3     Lease Agreement on the premises            Previously Filed
                  1035 Rosemary B'lvd., Akron, Ohio
--------------------------------------------------------------------------------
         10.4     Addendum to Lease Agreement                 This filing
                  at 1035 Rosemary B'lvd., Akron, Ohio          page
--------------------------------------------------------------------------------
         10.5     Preliminary Agreement, with ITM            Previously Filed
                  to establish a joint venture.
--------------------------------------------------------------------------------
         10.6     Consulting Agreement with ITM               This filing page
--------------------------------------------------------------------------------
         10.7     Joint Venture agreement with               Previously Filed
                  American Millennium Corporation, Inc.
--------------------------------------------------------------------------------
         10.8     Contract with C-View                        Previously Filed
                  Technologies, Inc.
--------------------------------------------------------------------------------
         10.9     Addendum to Contract with                   This filing
                  C-View Technologies, Inc.                    page
--------------------------------------------------------------------------------
         10.10    Escrow and Subordination                    This filing
                  Agreement (Lockup)                           page
--------------------------------------------------------------------------------
         10.11    Escrow Agreement                            This filing page
--------------------------------------------------------------------------------
         23.1     Consent of Spector                          This filing
                  & Saulino, L.L.C., CPAs                      page
--------------------------------------------------------------------------------
         23.2 &   Consent of Miles Garnett, Esq.            This filing
         5.1                                                   page
--------------------------------------------------------------------------------
         27.1     Financial Data Schedule                     This filing page
--------------------------------------------------------------------------------

ITEM 28. UNDERTAKINGS

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement

            To include any prospectus required by section I O(a)(3) of the Securities Act of 1933;

            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of Akron,
State of Ohio, on                , 1999.


(Registrant)                          ALPHACOM, INC.
                                      --------------



                                      By
                                        ----------------------------------------
                                             Robert Snyder, President and
                                             Chairman of the Board of Directors



         In accordance with the Securities Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.



(Signature)
                                        ----------------------------------------
                                             Dennis Snyder
                                             Vice President of Customer Service



(Date)
                                        ----------------------------------------




(Signature)
                                        ----------------------------------------
                                             Barry Gilliland
                                             Vice President Administration



(Date)
                                        ----------------------------------------




(Signature)
                                        ----------------------------------------
                                             Joseph Lechiara
                                             Chief Financial Officer
(Date)
                                        ----------------------------------------



(Signature)
                                        ----------------------------------------
(Type or Print Name)


(Title)
                                        ----------------------------------------

(Date)
                                        ----------------------------------------

         Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.